UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RadioShack Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Julian C. Day Chairman of the Board and Chief Executive Officer
300 RadioShack Circle
Fort Worth, Texas 76102

April 16, 2010

Dear Shareholder,

I would like to cordially invite you to attend our 2010 Annual Meeting. It will be held on Monday, May 24, 2010, at 11:00 a.m., Pacific Daylight Time at the Fairmont Miramar Hotel, Ocean Room, 101 Wilshire Boulevard, Santa Monica, California 90401.

The formal notice of the meeting, the proxy statement, our 2009 Annual Report and your proxy card are enclosed in this mailing.

Sincerely,

JULIAN C. DAY

Chairman of the Board and

Chief Executive Officer

Your vote is important. We encourage you to sign and return your proxy card or to vote by telephone or the Internet prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of additional proxy solicitation.

300 RadioShack Circle

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	11:00 a.m., Pacific Daylight Time Monday, May 24, 2010

LOCATION	Fairmont Miramar Hotel Ocean Room 101 Wilshire Boulevard Santa Monica, California 90401

ITEMS OF BUSINESS

(1)    Elect seven directors to serve until the 2011 Annual Meeting or until their successors are elected and qualified.

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack to serve for the 2010 fiscal year.

(3)    Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	March 26, 2010

ANNUAL MEETING ADMISSION	You may be required to present an admission ticket (printed on the proxy card) or other proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 16, 2010

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

RADIOSHACK CORPORATION

300 RadioShack Circle

Fort Worth, Texas 76102

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, MAY 24, 2010

The board of directors of RadioShack Corporation (sometimes referred to herein as “RadioShack” or the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the RadioShack Corporation 2010 annual meeting of shareholders. The meeting will be held on Monday, May 24, 2010, at 11:00 a.m., Pacific Daylight Time, at the Fairmont Miramar Hotel, Ocean Room, 101 Wilshire Boulevard, Santa Monica, California 90401. For directions to the meeting, please refer to your proxy card. The proxies also may be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending out these proxy materials to shareholders on or about April 16, 2010.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, March 26, 2010, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. Each shareholder is entitled to one vote for each share of common stock he or she held on March 26, 2010. We had 125,840,177 shares of common stock outstanding on March 26, 2010, which includes 3,454,002 shares of common stock held under the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan.

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of directors (Item 1), and

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Item 2).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies using their best judgment.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number shown on your proxy card.

•	Internet proxy: You can vote on the Internet at the Web site address shown on your proxy card.

•

In person:  You can vote in person at the meeting. If you own your shares in “street name,” you will need to obtain a legal proxy from your broker or bank and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. They will also confirm that your instructions have been properly recorded. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available. In this case, the bank or broker will enclose instructions with the proxy statement.

What are my voting choices on the matters to be voted on?

Election of Directors. In the vote on the election of the seven director nominees, as to each nominee you may:

•	vote in favor of the nominee,

•	vote against the nominee, or

•	abstain from voting as to the nominee.

Ratification of Independent Registered Public Accounting Firm. In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

What if I do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, proxies that are signed and returned will be voted

•	FOR the election of all director nominees, and

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

How are votes counted?

Election of directors will be determined by a majority of the votes cast at the meeting. For purposes of the election of directors, a majority of votes cast at the meeting means that the number of votes “for” a director must exceed the number of votes “against” a director. However, as to the election of directors, if the number of nominees exceeds the number of directors to be elected as of ten (10) days prior to the date on which RadioShack files its definitive proxy statement with the Securities and Exchange Commission (the “SEC”), directors will be elected by a plurality of the shares represented and entitled to vote at the meeting.

All other proposals submitted to a vote of shareholders will be determined by a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy at the annual meeting. For purposes of approval of these proposals, a majority of the voting power of such shares means that the number of votes “for” such a proposal must exceed the sum of the number of votes “against” and the number of abstentions.

We have a policy of confidential voting that applies to all shareholders, including RadioShack employee-shareholders.

What is the quorum requirement for the annual meeting?

To achieve a quorum at the annual meeting, the holders of a majority of outstanding common stock as of the record date, March 26, 2010, must be present, either in person or by proxy.

How are abstentions and broker non-votes counted?

A broker holding shares for a beneficial owner has discretionary authority to vote the shares on “routine” matters but lacks the authority to vote on “non-routine” matters. When a broker holding shares for a beneficial owner lacks the power to vote on a non-routine matter and has not received voting instructions from the beneficial owner, the broker is required to refrain from casting a vote. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some proposals because of such lack of authority.

Abstentions and broker non-votes count for quorum purposes. For purposes of determining whether a director nominee has received a majority of the votes cast, abstentions will not be included in the vote total, with the result that an abstention will have no effect on the election of the director. Should directors be elected by a plurality of the votes cast as set forth above, abstentions will be counted as withheld votes, and therefore will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a vote against the proposal.

For purposes of determining whether a director or a proposal has received a majority vote, broker non-votes will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

How will shares of common stock held in the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan be voted?

Each of the participants in the RadioShack 401(k) Plan and RadioShack Puerto Rico 1165(e) Plan is entitled to direct the plan trustee on how to vote shares of common stock allocated to his or her account. If a participant does not direct the trustee on how to vote the shares in his or her account, the trustee will vote those shares in the same proportion as other participants who have directed the trustee on how to vote their shares.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to RadioShack at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a revocation of a proxy to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Who can attend the meeting?

Shareholders as of the record date, March 26, 2010, or their duly appointed proxies, may attend the meeting.

We may require you to provide your admission ticket as well as a form of personal identification to enter the annual meeting. If you are a shareholder of record, you will find an admission ticket printed on the proxy card sent to you. If you plan to attend the annual meeting, please retain the admission ticket. If you own shares in street name, please contact your bank or broker to obtain an admission ticket; however, please note that even if you obtain an admission ticket from your bank or broker to attend the meeting, you will not be able to vote your shares at the meeting without also obtaining a legal proxy from your bank or broker.

If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you were a RadioShack shareholder on the record date.

Can I view these materials electronically?

This Notice of Annual Meeting of Shareholders and Proxy Statement and our 2009 Annual Report may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations.”

Where do I find the voting results of the meeting?

We will publish the voting results on a Form 8-K that we will file with the SEC within four business days after the date of the annual meeting. If final voting results are not available at the time of that filing, we will provide preliminary voting results, and file an amended Form 8-K with the final voting results within four business days of the date the results are finalized.

If my shares are held by a broker, won’t my broker vote my shares for me?

The NYSE adopted and the SEC approved certain changes to the rules of the NYSE that prohibit brokers from voting shares for which they have received no instructions from the beneficial owner on non-routine matters, including the election of directors. Before the change to the NYSE rules, brokerage firms were permitted to vote shares in their discretion when they received no voting instructions from the beneficial owner on uncontested director elections, but now all director elections are considered non-routine matters under the NYSE rules. As a result, it is important that you provide your broker with instructions on how to vote your shares.

What is householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides convenience for shareholders and cost savings for companies. RadioShack and some brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Each shareholder will receive his or her own proxy card. Once you have received notice from your broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you provide your broker or us with other instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker (if your shares are held in a brokerage account) or us (if your shares are registered in your name). You can notify us by sending a written request to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102, or by calling Shareholder Services at (817) 415-3021.

ITEM 1—ELECTION OF DIRECTORS

Seven directors are recommended for election to the board of directors at the 2010 annual meeting. Directors are elected for a one-year term and serve until the next annual meeting in which their successors are elected, or if earlier, until their retirement, resignation or removal.

We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. If any nominee, however, should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Frank J. Belatti Age 62 Director since 1998

Mr. Belatti has served as Managing Partner of Equicorp Partners, LLC (an advisory services and investment banking firm) since January 2006. Mr. Belatti also served as Chairman of AFC Enterprises, Inc. (the parent company of Popeyes Chicken & Biscuits) from November 1992 until November 2007. Mr. Belatti previously served as Chief Executive Officer of AFC Enterprises, Inc. from November 1992 to September 2005.

Mr. Belatti is currently the chair of the Corporate Governance Committee and a member of the Management Development and Compensation Committee.

In selecting Mr. Belatti as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Belatti’s experience, including but not limited to his experience as a CEO in the retail and franchising markets, his considerable consumer products experience and his strategic experience gained from serving on the executive committees of several investment funds.

Julian C. Day Age 57 Director since 2006

Mr. Day was first appointed Chief Executive Officer and Chairman of the Board of RadioShack in July 2006. Prior to his appointment, Mr. Day was a private investor. Mr. Day became the President and Chief Operating Officer of Kmart Corporation (a mass merchandising company) in March 2002 and served as Chief Executive Officer of Kmart Corporation from January 2003 to October 2004. Following the merger of Kmart Corporation and Sears, Roebuck and Co. (a broadline retailer), Mr. Day served as a Director of Sears Holdings Corporation (the parent company of Sears, Roebuck and Co. and Kmart Corporation) until April 2006. Mr. Day joined Sears as Executive Vice President and Chief Financial Officer in 1999, and was promoted to Chief Operating Officer and a member of the Office of the Chief Executive, where he served until 2002. Mr. Day was also previously a director of PETCO Animal Supplies, Inc.

In selecting Mr. Day as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Day’s experience, including but not limited to his past experience as a CEO in the retail and mass merchandising arena, his background in financial management, his ability to build value and his capacity to manage negotiations and transactions.

Daniel R. Feehan Age 59 Director since 2003

Mr. Feehan has been Chief Executive Officer and President of Cash America International, Inc. (a provider of specialty financial services to individuals) since February 2000. He is a director of Cash America International, Inc. and AZZ incorporated.

Mr. Feehan has been designated the presiding director of the board (please refer to the discussion beginning on page 17 for additional information).

In selecting Mr. Feehan as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Feehan’s experience, including but not limited to current experience as a CEO in the financial services market, his in-depth knowledge of the RadioShack customer base, his transaction skills and his strong understanding of public company governance.

H. Eugene Lockhart Age 60 Director since 2003

Mr. Lockhart has been a Partner of Diamond Castle Holdings (a buyout and private equity firm) since joining the firm in May 2005. From January 2003 to May 2005, Mr. Lockhart was a Venture Partner with Oak Investment Partners (a venture capital firm). From 2000 to 2003, he was Chairman, President and Chief Executive Officer of NewPower Holdings, Inc. (a provider of energy and related services). NewPower Holdings, Inc. filed for bankruptcy protection on June 11, 2002, and a bankruptcy plan was confirmed on October 27, 2002. Previously, Mr. Lockhart was the CEO of MasterCard International Incorporated (a credit card company). He is a director of IMS Health Inc., Asset Acceptance Capital Corp. and Huron Consulting Group Inc.

Mr. Lockhart is currently the chair of the Audit and Compliance Committee and a member of the Corporate Governance Committee.

In selecting Mr. Lockhart as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Lockhart’s experience, including but not limited to his experience as a CEO in the credit card market, which is relevant to the RadioShack wireless business, his vast experience as an investment partner, and his financial and strategic skills in assessing the growth prospects of businesses.

Jack L. Messman Age 70 Director since 1993

Mr. Messman began serving as non-executive chairman for Telogis, Inc. (a company in the GPS location-based services business) in January 2008. Previously, he had been a private equity investor and a consultant since June 2006. From July 2001 to June 2006, Mr. Messman served as President, Chief Executive Officer and Chairman of the Board of Novell, Inc. (a provider of information solutions through various software platforms). Mr. Messman served as President and Chief Executive Officer of Cambridge Technology Partners, Inc. (now a subsidiary of Novell, Inc.) from July 1999 to June 2001. He is a director of Safeguard Scientifics, Inc., and Timminco Limited, and Deputy Chairman of AMG Advanced Metallurgical Group, N.V. Mr. Messman was also previously a director of Novell, Inc.

Mr. Messman is currently a member of the Audit and Compliance Committee and the Management Development and Compensation Committee.

In selecting Mr. Messman as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Messman’s experience, including but not limited to his experience as a CEO in multiple industries, his familiarity with current corporate governance practices and executive compensation issues, his knowledge of the high tech industry and information technology, his prior service as a director of a convenience store chain, and his experience as an investment banker.

Thomas G. Plaskett Age 66 Director since 1986

Mr. Plaskett has served as Chairman of Fox Run Capital Associates (a private consulting firm) since 1999, and is a corporate director and a business consultant. He is Chairman of the Board of Platinum Research Organization, Inc. and a director of Alcon, Inc., Novell Corporation, and Signet Jewelers Limited.

Mr. Plaskett is currently a member of the Audit and Compliance Committee and the Corporate Governance Committee.

In selecting Mr. Plaskett as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Plaskett’s experience, including but not limited to his experience as a CEO in a variety of consumer industries, his extensive experience as a member of various boards and his exceptional knowledge of corporate governance and audit practices.

Edwina D. Woodbury Age 58 Director since 1998

Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc. (a publishing services company) since July 1999 and was a consultant from January 1999 through June 1999. From February 1998 through December 1998, Ms. Woodbury was Executive Vice President – Business Process Redesign of Avon Products, Inc. (a direct seller of beauty and related products). She served as Senior Vice President, Chief Financial and Administrative Officer of Avon Products, Inc. from November 1993 to February 1998. Ms. Woodbury was previously a director of R. H. Donnelley Corp.

Ms. Woodbury is currently the chair of the Management Development and Compensation Committee and a member of the Audit and Compliance Committee.

In selecting Ms. Woodbury as a nominee for election as a director at the annual meeting, the board considered several aspects of Ms. Woodbury’s experience, including but not limited to her extensive experience in process management and financial controls, her ownership and management of a publishing services company, her skills as a public company CFO and her in-depth knowledge of compensation and audit practices.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Officers

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director and nominee, the named executive officers employed as of December 31, 2009 and listed in the Summary Compensation Table beginning on page 41, and our directors, nominees and executive officers as a group, as of February 28, 2010 (except as otherwise noted).

	Amount and Nature of Common Stock Beneficially Owned[1]
Name	Number of Shares Held of Record		Right to Acquire[2]	Number of Shares Beneficially Owned	Percent of Class	Deferred and Common Stock Units[3]
Frank J. Belatti, Director	2,505		64,000	66,505	*	29,846
Julian C. Day, Chairman of the Board and Chief Executive Officer	73,816		3,766,665	3,840,481	3.0%	0
Daniel R. Feehan, Director	2,609		20,000	22,609	*	45,750
H. Eugene Lockhart, Director	2,000		20,000	22,000	*	29,846
Jack L. Messman, Director	8,362		64,000	72,362	*	70,692
Thomas G. Plaskett, Director	0		64,000	64,000	*	33,812
Edwina D. Woodbury, Director	1,000	[4]	48,000	49,000	*	36,635
Lee D. Applbaum, Executive Vice President – Chief Marketing Officer	64,162		37,500	101,662	*	0
Bryan Bevin, Executive Vice President – Store Operations	86,135		116,666	202,801	*	0
James F. Gooch, Executive Vice President and Chief Financial Officer	166,681		420,416	587,097	*	0
John G. Ripperton, Senior Vice President – Supply Chain	31,386		79,100	110,486	*	0

Directors and executive officers as a group (12 people)	446,317		4,700,347	5,146,664	4.0%	246,581

*	Less than 1%.

(1)	Each person has sole dispositive and voting power with respect to the shares indicated, except as otherwise noted.

(2)	Shares acquirable by exercising stock options within 60 days after February 28, 2010.

(3)	Deferred stock units and common stock units are not shares of common stock and have no voting power. The deferred stock units have been granted under the RadioShack 2004 Deferred Stock Unit Plan for Non-Employee Directors (Deferred Stock Unit Plan). The common stock units for directors represent director fee deferrals and partial RadioShack matches under the Directors’ Unfunded Deferred Compensation Plan. This column includes dividend equivalents paid to directors on deferred stock units and common stock units, which are paid at the same rate as dividends paid on shares of RadioShack common stock. These stock units are distributable only in RadioShack common stock.

(4)	Shares held in an account that is used to secure a line of credit.

Securities Owned by Principal Shareholders

The following table sets forth information about shareholders known to us as of February 28, 2010 to be the beneficial owners of more than 5% of RadioShack’s issued and outstanding common stock, based on a review of documents filed with the SEC that are publicly available. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in each of the respective filings described in the footnotes below and speaks only as of the dates set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.[1]	9,330,727	7.45%
40 East 52nd Street
New York, NY 10022
FMR, LLC[2]	15,729,256	12.564%
82 Devonshire Street
Boston, MA 02109
The Vanguard Group, Inc.[3]	6,584,637	5.25%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	According to a Schedule 13G/A filed with the SEC on January 29, 2010, BlackRock, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate of 9,330,727 shares (or 7.45%) of RadioShack’s common stock, with sole voting power and sole dispositive power with respect to 9,330,727 shares.

(2)	According to a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR, LLC, the following entities are the beneficial owners of an aggregate of 15,729,256 shares (or 12.564%) of RadioShack’s common stock: Fidelity Management and Research Company, a wholly-owned subsidiary of FMR, LLC, is the beneficial owner of 12,750,233 shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, LLC, is the beneficial owner of 1,904 shares; Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR, LLC, is the beneficial owner of 231,210 shares; Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, LLC, is the beneficial owner of 1,695,569 shares; FIL Limited, is the beneficial owner of 1,050,340 shares.

(3)	According to a Schedule 13G filed with the SEC on February 8, 2010, The Vanguard Group, Inc. is the beneficial owner of an aggregate of 6,584,637 shares (or 5.25%) of RadioShack’s common stock, and has sole voting power with respect to 200,005 shares, sole dispositive power with respect to 6,405,832 shares, and shared dispositive power with respect to 178,805 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of RadioShack’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and related regulations:

•	to file with the SEC reports of their respective ownership of the Company’s common stock, and

•	to furnish us with copies of these reports.

We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, except as described below, we believe all required Section 16(a) reports were timely filed in 2009. One report for one transaction for

Mr. Lockhart was filed the day following the date the report was due. For each of Messrs. Bevin and Whitsett, one report for one transaction relating to their relinquishment to the Company of shares of its common stock to satisfy tax withholding requirements upon the vesting of restricted stock was filed following the date each of these reports was due.

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2009, the board of directors held six meetings (both in person and by telephone), and committees of the board of directors held a total of 19 meetings (both in person and by telephone). Each director attended at least 93% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2009, and average attendance by the incumbent directors was in excess of 97%.

The board has three standing committees: the Audit and Compliance Committee, the Corporate Governance Committee, and the Management Development and Compensation Committee (“MD&C Committee”). All of the standing committees are composed entirely of independent, non-employee directors.

Executive sessions without management directors present are scheduled at each board meeting. Daniel R. Feehan has been designated as the presiding director for each executive session of the board. Additional information about this role and the leadership structure of the board is described under “Board Leadership and Role of Presiding Director” beginning on page 17.

The board of directors and each standing committee of the board conducted an evaluation of their respective performances in 2009.

Board Committees and Functions

Audit and Compliance Committee

Members:	Four independent, non-employee directors: • H. Eugene Lockhart (Chair) • Jack L. Messman • Thomas G. Plaskett • Edwina D. Woodbury

Number of Meetings Held in 2009: 7

Functions:

•     Assists the board of directors in fulfilling its oversight responsibilities with respect to the integrity of

•     RadioShack’s financial statements,

•     the financial reporting and disclosure control process,

•     the systems of internal accounting and financial controls,

•     the internal audit function,

•     the annual independent integrated audit of RadioShack’s financial statements and internal control over financial reporting, and

•     RadioShack’s compliance with legal and regulatory requirements.

•     Oversees RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•     Oversees and evaluates the performance of RadioShack’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•     Seeks to maintain free and open communication among the Audit and Compliance Committee, independent auditors, the internal auditors and management.

•     Produces an annual report for inclusion in the proxy statement.

Financial Experts:	The board of directors has unanimously determined that each member of the Audit and Compliance Committee is financially literate and has accounting or related financial management expertise under New York Stock Exchange listing standards. Additionally, the board of directors has unanimously determined that each of the following independent members of the Audit and Compliance Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations: H. Eugene Lockhart, Jack L. Messman, Thomas G. Plaskett, and Edwina D. Woodbury.

Corporate Governance Committee

Members:	Three independent, non-employee directors: • Frank J. Belatti (Chair) • H. Eugene Lockhart • Thomas G. Plaskett

Number of Meetings Held in 2009: 6

Functions:

•     Develops, recommends, implements and maintains RadioShack’s Corporate Governance Framework.

•     Identifies and recommends director nominees and committee members.

•     Oversees the board and evaluates senior management.

•     Oversees board and committee evaluations.

•     Oversees RadioShack’s Code of Ethics.

•     Oversees risk management and compliance.

Management Development and Compensation Committee

Members:	Three independent, non-employee directors: • Edwina D. Woodbury (Chair) • Frank J. Belatti • Jack L. Messman

Number of Meetings Held in 2009: 6

Functions:

•     Reviews and approves annually the corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of the goals and objectives and, based on this evaluation, forms conclusions and makes its recommendation concerning the CEO’s annual compensation to the board for approval.

•     Appoints the Company’s executive officers and may appoint other officers.

•     Approves annually the overall compensation methodology for the Company’s officers (including executive officers), as well as the individual compensation components of this overall methodology.

•     Approves any compensation agreements between RadioShack and any executive officer (other than agreements with the CEO, which are approved by the board).

•     Reviews and administers the Company’s incentive compensation and equity-based compensation plans and other benefit plans.

•     Reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management and produces an annual report for inclusion in the proxy statement.

•     Evaluates the Company’s compensation policies and practices to determine whether any of the Company’s policies or practices create risks that are reasonably likely to have a material adverse effect on the Company.

Committee Charters

Copies of the charters of the Audit and Compliance Committee, the Corporate Governance Committee, and the MD&C Committee may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Risk Oversight

The board of directors plays a fundamental role in overseeing the risk associated with the business operations of the Company. While the Audit and Compliance Committee of the board has primary responsibility for risk assessment and risk management, the Corporate Governance Committee and MD&C Committee share responsibility for overseeing the risk of the Company.

The Audit and Compliance Committee has lead responsibility for the Company’s risk assessment and risk management functions, which includes several specific areas of concern. For example, the Audit and Compliance Committee is tasked with understanding the internal control systems and significant risk areas for the Company through discussions with management, the independent registered public accounting firm, and the Company’s internal audit department. The Audit and Compliance Committee also reviews the Company’s policies and guidelines concerning risk assessment and risk management, and discusses the Company’s major financial risks with management, including what steps management has taken to monitor and respond to these risks. The Audit and Compliance Committee also annually discusses with its independent registered public accounting firm the Company’s exposure to fraud.

The Corporate Governance Committee is responsible for overseeing the Company’s risk management and compliance programs, including the Company’s Enterprise Risk Management program (“ERM”), loss prevention, and security matters. The Corporate Governance Committee engaged an independent consulting firm in 2009 to evaluate the Company’s ERM program and to confirm that management’s risk management measures were appropriate in light of the various risks the Company faces.

The MD&C Committee has a more limited role with respect to risk oversight. The MD&C Committee is responsible for evaluating the risk to the Company associated with the Company’s various compensation programs in order to determine whether any of the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The committees of the board coordinate their oversight of risk through various means. At each board meeting, each committee provides the board with a committee report covering the matters discussed at the most recent meeting of the committee. From time to time, the Corporate Governance and Audit and Compliance Committees also hold a joint meeting focusing on risk oversight.

Obtaining timely, relevant information from management is an integral part of the board’s effective oversight of risk. From time to time, the board and its committees request members of management who are responsible for managing risk to present to the board (or committee) information on specific areas of risk. The topics may include insurance, loss prevention, compliance, antifraud controls, and ERM. The Company has an ERM task force that includes representatives from the legal, risk management, and internal audit departments. This task force also periodically reports to committees of the board on ERM.

CORPORATE GOVERNANCE

Director Independence

The board of directors has adopted criteria for determining whether a director is independent from management. The board believes that at least 75% of its members should be independent, non-employee directors, as determined by the SEC regulations and the listing standards of the New York Stock Exchange. The board annually reviews commercial and charitable relationships that directors may have with RadioShack to determine whether RadioShack’s non-employee directors are, in fact, independent.

To assist it in determining director independence, the board has established the following guidelines consistent with SEC regulations and the listing standards of the New York Stock Exchange:

•	No director who is a current employee, or who has been an employee within the preceding three years, of RadioShack may be considered independent.

•	No director who is, or whose immediate family member is, a current partner of RadioShack’s independent auditors may be considered independent.

•	No director who is a current employee of RadioShack’s independent auditors may be considered independent.

•	No director who has an immediate family member who is a current employee of RadioShack’s independent auditors and personally works on RadioShack’s audit may be considered independent.

•	A director will not be considered independent if, within the preceding three years:

•	an immediate family member of the director has been an executive officer of RadioShack;

•

the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from RadioShack (other than director and committee fees);

•	the director or an immediate family member of the director was a partner or employee of RadioShack’s independent auditors and personally worked on RadioShack’s audit;

•	an executive officer of RadioShack was on the compensation committee of a company that employed the director or an immediate family member of the director as an executive officer; or

•

the director is an executive officer or an employee of, or an immediate family member of the director was an executive officer of, another company that makes payments to or receives payments from RadioShack, in an annual amount that, in any year, exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

•

a director is an executive officer of another company that is indebted to RadioShack, or to which RadioShack is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer;

•

a director serves as an officer, director or trustee of a charitable organization and RadioShack’s charitable contributions to such organization are less than the greater of $1,000,000 or 2% of the organization’s total annual charitable receipts; or

•

a director is an executive officer of another company that does business with RadioShack, and the payments made to or received from RadioShack, annually, in any year, are less than the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•

For any relationship not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence guidelines set forth above. If the board determines that a relationship is not material, and the relationship does not satisfy one of the specific categories of immaterial relationships identified above, RadioShack will explain in its proxy statement the basis for the board’s determination.

•

Members of the Audit and Compliance Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from RadioShack (other than director fees) and may not be otherwise affiliated with RadioShack or its subsidiaries.

A copy of these independence guidelines is also available on our corporate Web site, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

The board of directors has reviewed transactions or relationships between the directors, or members of their respective immediate families, and RadioShack, its senior management and its independent auditors. Based on this review and in accordance with RadioShack’s independence criteria, the board of directors has affirmatively determined that each of the following six non-employee directors has no material relationship with RadioShack and is independent from management:

• Frank J. Belatti	• Jack L. Messman
• Daniel R. Feehan	• Thomas G. Plaskett
• H. Eugene Lockhart	• Edwina D. Woodbury

The board of directors has also determined that each of the committees of the board of directors is composed entirely of independent, non-employee directors.

In determining that each of the non-employee directors is independent, the board considered that RadioShack and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which certain directors serve or have served as an executive officer. In each case, the amount paid to or received from these companies in each of the last three years did not approach the 2% of total revenue threshold in the guidelines stated above. The board also determined that these transactions were not otherwise material to the other company or to RadioShack and that none of our directors had a material interest in the transactions with these companies. The board therefore determined that none of these relationships impaired the independence of the directors. The board also considered that some of RadioShack’s directors were directors (but not officers) of companies or institutions that RadioShack sells products and services to or purchases products or services from, but the board determined that these relationships did not impair the independence of those directors.

RadioShack’s Corporate Governance Framework

The board of directors has for many years followed specific policies regarding corporate governance and has incorporated these policies and procedures into its Corporate Governance Framework. You can review a copy of RadioShack’s Corporate Governance Framework on our corporate Web site located at www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Responsibilities of the Board of Directors

The Corporate Governance Framework provides that the board has the following responsibilities:

•	Oversee legal compliance and ethical conduct. Please see the discussion below under “Code of Conduct and Financial Code of Ethics.”

•

Select the Chief Executive Officer and other members of senior management with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation plans.

•	Evaluate the performance of the Chief Executive Officer and other members of senior management and make changes as may be required, in the sole discretion of the board of directors.

•	Provide oversight of senior management succession planning and, in the case of Chief Executive Officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve RadioShack’s long-term and short-term strategic business and financial plans, and monitor regularly RadioShack’s performance with respect to these plans.

•	Provide general oversight of the business and management of RadioShack.

•	Evaluate the processes and performance of the board and its committees.

•	Propose nominees, upon the recommendation of the Corporate Governance Committee, for election as directors.

•	Determine director compensation and establish board service policies.

•	Establish and maintain a mechanism for shareholders to communicate directly with the presiding director and the chair of the Audit and Compliance Committee.

•	Engage professional advisors directly, as needed to fulfill its responsibilities.

•	Consider the impact of actions taken by the board and senior management on shareholders, employees, customers, suppliers, lenders, and the communities in which RadioShack operates.

Code of Conduct and Financial Code of Ethics

In connection with the board’s responsibility to oversee RadioShack’s legal compliance and ethical conduct, the board of directors has established and approved RadioShack’s Code of Ethics and Financial Code of Ethics. The Code of Ethics consists of RadioShack’s values and its Code of Conduct. The Code of Ethics represents a framework for decision-making and is an expression of RadioShack’s core values and expectations regarding business conduct. The Code of Ethics, including the Code of Conduct, is applicable to RadioShack’s directors, officers and employees. RadioShack’s Financial Code of Ethics addresses the responsibilities of RadioShack’s Chief Executive Officer, President, Chief Financial Officer and Controller concerning the roles of these individuals with respect to the oversight of RadioShack’s financial practices. The Corporate Governance Committee reviews and oversees compliance with the Code of Conduct and the Financial Code of Ethics.

You can review the Code of Conduct and the Financial Code of Ethics on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” RadioShack intends to post amendments to or waivers from its Code of Conduct or Financial Code of Ethics (to the extent applicable to any senior executive officer or director of RadioShack) at the location on its Web site described above.

Structure of the Board of Directors

The Corporate Governance Framework sets forth the following concerning the structure of the board of directors:

•	Under RadioShack’s bylaws, the board of directors determines the number of directors, but there must be at least three directors.

•

The board of directors annually elects a Chairman of the Board from among the directors to preside over meetings of the shareholders and the board. The board may, in its discretion, separate or combine the offices of Chairman of the Board, Chief Executive Officer and President.

•

A majority of the directors must be “independent,” under the listing standards of the New York Stock Exchange and under applicable laws and regulations. It is the goal and present practice of the board of directors that at least 75% of the directors be independent. In addition, no more than two directors may be RadioShack employees. If all seven director nominees are elected, 85.7% of the board will be independent.

•	Only independent directors can serve on the Audit and Compliance Committee, the Corporate Governance Committee and the MD&C Committee.

The Corporate Governance Framework sets forth the following concerning directors:

•	Under RadioShack’s bylaws, directors are elected each year at the annual meeting of shareholders.

•

Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings. In the event that a director’s absentee rate must be disclosed in the proxy statement, there is a presumption that the director is unable to participate in the responsibilities as a director and will not stand for re-election. The board of directors may consider unique circumstances and waive this presumption.

•

Newly appointed or elected directors are required to attend orientation sessions conducted by RadioShack to familiarize themselves with RadioShack. In addition, it is expected that directors will attend at least twenty-four hours of continuing education during a three-year period.

•

Each non-employee director should inform the chair of the Corporate Governance Committee and the Chairman of the Board of any principal occupational change (including retirement) and should volunteer to resign from the board in the event of such change.

•	Each director is required to retire from the board immediately prior to the annual meeting of shareholders following his or her 72nd birthday.

Board Leadership and Role of Presiding Director

In the past, RadioShack has both combined and separated the roles of chairman and chief executive officer. In 2006, the board offered Mr. Day the combined roles of Chairman and Chief Executive Officer. The board believes this is the most effective board leadership structure for RadioShack at this time.

This structure enhances communication between the board and members of management. Direction from the board is more likely to be effectively conveyed to members of management by Mr. Day because he is a member of the board himself. Similarly, because Mr. Day leads RadioShack’s management team, he is better able to share management’s perspective with his fellow board members.

Combining these roles can aid in attracting and retaining a talented, highly sought-after CEO. As noted above, Mr. Day agreed to join RadioShack as its Chairman and Chief Executive Officer in 2006. During his tenure, Mr. Day has brought about important, positive changes for RadioShack. The board believes his continued service in both roles is in the best interest of RadioShack and its shareholders.

In light of the present combination of RadioShack’s Chairman and Chief Executive Officer positions, the board’s presiding director plays an important role. The non-employee directors appoint a presiding director to strengthen the independence and the role of the non-employee directors. The duties of the presiding director are to:

•	Preside at board meetings in the absence of the Chairman of the Board, or upon designation by a majority of directors.

•	Preside at executive sessions or other meetings of the non-management directors.

•	Recommend the retention of consultants, legal, financial, or other professional advisors who are to report directly to the board.

•	Consult with the Chairman of the Board as to agenda items for board and committee meetings.

•	Coordinate with committee chairs in the development and recommendations relative to board and committee meeting schedules.

Mr. Feehan currently serves as the board’s presiding director.

Desired Characteristics of Individual Directors and the Board

•

The board of directors is required to be composed of a majority of non-employee directors with a diverse range of talents, expertise and occupational backgrounds. As such, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors should be considered.

•	Nominees to the board of directors may be identified by various methods, including by shareholder nomination, director search firms, or present board members.

•	Potential new and incumbent directors should demonstrate or possess a preponderance of the following personal characteristics:

•	demonstrable personal commitment to the long-term interests of the shareholders,

•	strength of character,

•	leadership,

•	highest personal and professional ethics, integrity, and values,

•	independence from RadioShack and its affiliates,

•	personal accountability,

•	informed judgment,

•	open participation in deliberations,

•	inquisitive personality,

•	independent thinker,

•	wise counsel,

•	financial literacy,

•	mature self-confidence,

•	investment of time and effort on consistent basis,

•	high performance standards, and

•	demonstration of proven track record in area of expertise.

•

The composition of the board, as a whole, should represent diverse experiences at the policy-making levels of significant commercial enterprises. Additionally, the collective competencies of the board should include directors with expertise in one or more of the following areas:

•	accounting and finance,

•	broad business judgment,

•	management experience at a senior policy-making level in one or more functional areas of a major public company,

•	crisis management,

•	industry knowledge,

•	international markets, and

•	strategy and vision.

The Corporate Governance Committee utilizes a director search firm from time to time to assist it in identifying and evaluating potential director candidates.

Diversity

The board considers the varied personal and professional backgrounds, perspective and experience to be important factors when identifying nominees for director. The board does not have a policy with regard to the consideration of diversity in identifying director nominees. The board focuses on selecting the best candidates and endeavors to see that its membership, as a whole, possesses a diverse range of talents, expertise and occupational backgrounds and represents diverse experiences at the policy-making levels of significant commercial enterprises.

Director Stock Ownership Requirements

RadioShack’s bylaws require that, by the fourth anniversary of each director’s election or appointment, he or she own shares having a fair market value of not less than 200% of the board of directors’ annual retainer paid by RadioShack. For purposes of determining compliance with this provision, deferred stock units and common stock units (including units issued under the Deferred Stock Unit Plan and the Unfunded Deferred Compensation Plan for Directors) credited to the directors’ accounts are counted. As of February 28, 2010, each director was in compliance with this requirement.

Directors’ Attendance at the Annual Meeting

RadioShack encourages each of its directors and nominees for director to attend the annual meeting of shareholders, although attendance is not mandatory. Each of the nominees for director attended the annual shareholders’ meeting for 2009, and it is anticipated that each of the directors will attend the annual meeting for 2010.

Communications with the Board of Directors

Communications with the Presiding Director. Shareholders and other interested parties who wish to communicate with the board of directors or who have concerns regarding RadioShack that pertain to matters other than accounting, internal accounting controls or auditing matters can communicate confidentially with RadioShack’s presiding director, Mr. Daniel R. Feehan, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Presiding Director

•	by e-mail:

PresidingDirector@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Communications with the Chair of the Audit and Compliance Committee. Shareholders and other interested parties with concerns regarding RadioShack that pertain to matters concerning accounting, internal accounting controls or auditing matters or that relate to RadioShack’s Financial Code of Ethics can communicate confidentially with RadioShack’s chair of the Audit and Compliance Committee, Mr. H. Eugene Lockhart, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Chair of the Audit and Compliance Committee

•	by e-mail:

ChairofAuditCommittee@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Please note that the telephone number listed above for the presiding director and the chair of the Audit and Compliance Committee is administered by an independent third party and therefore does not provide direct communications with either the presiding director or the chair of the Audit and Compliance Committee.

Mail sent to the address listed above for the presiding director or the chair of the Audit and Compliance Committee will be forwarded, unopened, by the Corporate Secretary to the presiding director or the chair of the Audit and Compliance Committee, as applicable. Calling the toll-free number allows shareholders and other interested parties to make reports anonymously and confidentially.

NON-EMPLOYEE DIRECTOR COMPENSATION

Components of Non-Employee Director Compensation

Any director who is a RadioShack employee receives no additional compensation for serving on the board of directors. Components of non-employee director compensation in 2009 were as follows:

Components	Compensation
Annual board retainer[1]	$40,000

Annual grant of deferred stock units[2]	Annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date.

Annual retainer for committee chair[1]	$15,000

Annual retainer for Presiding Director[1]	$20,000

Board meeting fee[1] (each in-person meeting attended)	$1,500

Board meeting fee[1] (each conference call meeting attended)	$1,000

Committee meeting fee[1] (each in-person meeting attended)	$1,250

Committee meeting fee[1] (each conference call meeting attended)	$1,250

Expenses of attending meetings	Reimbursement of actual expenses incurred

New director grant of deferred stock units[2]	One-time grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the grant date

(1)	See text below at Unfunded Deferred Compensation Plan for Directors.

(2)	See text below at Deferred Stock Unit Plan for Non-Employee Directors.

Unfunded Deferred Compensation Plan for Directors. Under RadioShack’s Unfunded Deferred Compensation Plan for Directors, non-employee directors may make an irrevocable election before December 31 to defer payment of all or a specified part of their annual retainer fees, meeting fees, or both for the immediately following year. Participating directors may defer these fees in cash or in common stock units. Interest is credited for fees deferred in cash at 1% below the prime rate. If a director elects to defer payment of fees payable in common stock of RadioShack for more than three years, RadioShack will make a contribution of 25% of the amount deferred in common stock.

Under this plan, each non-employee director may make an election on or before December 31 of each year to defer payment of 50% or 100% of the annual retainer and/or meeting fees for the following year, with such payment to be made in shares of common stock or cash. In the absence of a deferral election, these fees will be paid in cash. In connection with this election, participating directors may specify when they would like to receive their deferred fees and whether they would like to receive their fees in a lump sum or in installment payments.

Deferred Stock Unit Plan for Non-Employee Directors. Under RadioShack’s Deferred Stock Unit Plan for Non-Employee Directors, non-employee directors receive grants of deferred stock units upon attending their first meeting of the board of directors, and annually thereafter. New directors receive deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the date they attend their first meeting of the board of directors. Directors who have served on the board of directors for at least one year as of June 1 of a given year receive an annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date. This grant takes place on the first business day of June. Non-employee directors receive shares of common stock equal to the number of vested deferred stock units in their account only when their service as a director terminates. Deferred stock units vest in equal amounts over three years, and vest immediately upon a change in control, death, disability, attaining the mandatory retirement age, or termination of service as a director.

Dividend Equivalents. Dividend equivalents are paid on outstanding deferred stock units and common stock units. If a director elects to defer the payment of dividend equivalents on common stock units under the Unfunded Deferred Compensation Plan for more than three years, RadioShack will make a contribution of 25% of the amount of dividend equivalents so deferred in common stock units.

Incentive Stock Plans. Under the Director Shares Policy adopted pursuant to the 2009 Incentive Stock Plan (as defined below) and the Unfunded Deferred Compensation Plan for Directors, each non-employee director may make an election on or before December 31 of each year to receive payment of 50% or 100% of the annual retainer(s) and/or meeting fees for the following year in shares of RadioShack common stock.

Other Items. RadioShack reimburses directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and shareholders’ meetings. Each director also receives a discount card that entitles the director to receive a discount on merchandise purchased at RadioShack stores. This discount is consistent with the discount also made available to full-time employees of RadioShack.

2009 Director Compensation

The following table shows the compensation paid to RadioShack’s non-employee directors for the year ended December 31, 2009. Mr. Day receives no compensation for serving as a director, and is therefore not listed in the tables below.

Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Frank J. Belatti	$73,750	$105,000	—	—	$178,750
Robert S. Falcone[5]	$20,745	—	—	—	$20,745
Daniel R. Feehan	$70,000	$105,000	—	$13,637	$188,637
Richard J. Hernandez[5]	$20,745	—	—	$3,874	$24,619
H. Eugene Lockhart	$80,250	$105,000	—	—	$185,250
Jack L. Messman	$65,000	$105,000	—	$28,506	$198,506
Thomas G. Plaskett	$65,000	$105,000	—	$1,219	$171,219
Edwina D. Woodbury	$80,250	$105,000	—	$2,086	$187,336

(Notes on following page)

(1)	The amounts shown in column (b) include cash payments and payments to Messrs. Feehan, Hernandez, and Messman in the form of deferred shares of RadioShack common stock under the Unfunded Deferred Compensation Plan for Directors. At their election, Messrs. Feehan, Hernandez, and Messman received $35,000, $15,495, and $65,000 in fees, respectively, in the form of deferred shares. Column (b) excludes dividends paid on deferred shares of RadioShack stock, which are paid at the same rate as dividends paid on RadioShack common stock.

(2)	The amounts shown in column (c) represent the grant date fair value of awards made in 2009 in accordance with FASB Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“FASB ASC Topic 718”) for deferred stock units granted to directors under the Deferred Stock Unit Plan. The valuation methodology and assumptions regarding these grants of deferred stock units are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 22, 2010.

(3)	The following table provides the grant date fair value of each equity award computed in accordance FASB ASC Topic 718; the aggregate number of stock awards (representing outstanding deferred stock units under the Deferred Stock Unit Plan); and the aggregate number of option awards outstanding at December 31, 2009. Outstanding option awards listed in the last column represent stock options granted prior to the adoption of the Deferred Stock Unit Plan in 2004. These options have been fully expensed and are now fully vested and exercisable.

Name	Grant Date Fair Value of Equity Award	Aggregate Number of Stock Awards Outstanding at December 31, 2009	Aggregate Number of Option Awards Outstanding at December 31, 2009
Frank J. Belatti	$105,000	29,846	64,000
Robert S. Falcone[5]	—	—	20,000
Daniel R. Feehan	$105,000	29,846	20,000
Richard J. Hernandez[5]	—	—	68,000
H. Eugene Lockhart	$105,000	29,846	20,000
Jack L. Messman	$105,000	29,846	64,000
Thomas G. Plaskett	$105,000	29,846	64,000
Edwina D. Woodbury	$105,000	29,846	48,000

(4)	The amounts shown in column (e) represent the 25% matching contributions made by RadioShack in 2009 for fees deferred in stock and dividends paid on deferred stock under the Unfunded Deferred Compensation Plan for Directors. Messrs. Feehan, Hernandez, Messman, Plaskett, and Ms. Woodbury received $9,727, $3,874, $18,461, $244, and $417, respectively, in matching contributions paid on both deferred stock and dividends on deferred stock under the Unfunded Deferred Compensation Plan for Directors in 2009.

(5)	Messrs. Falcone and Hernandez retired from the Board of Directors effective May 21, 2009.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Respective Responsibilities of the Committee, Management and the Independent Registered Public Accounting Firm

As discussed in its charter, the primary responsibility of the Audit and Compliance Committee is to oversee RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing RadioShack’s financial statements. PricewaterhouseCoopers LLP (“PwC”), RadioShack’s independent registered public accounting firm, is responsible for performing an integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the independent registered public accounting firm, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of the New York Stock Exchange and the SEC. Additionally, the board of directors has unanimously determined that each of the following members of the committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and possesses “accounting or related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange: H. Eugene Lockhart, Jack L. Messman, Thomas G. Plaskett, and Edwina D. Woodbury.

The Committee and its Charter

The committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements and the requirements of the New York Stock Exchange and the SEC.

Discussions of the Committee

Throughout 2009, the committee met and held many discussions with management and PwC. The committee also held a number of meetings with certain individual members of RadioShack’s management present, including the Chief Financial Officer and Vice President of Internal Audit. The committee also held a number of meetings with PwC, with no members of RadioShack’s management present.

Among other things, during these meetings, the committee reviewed and discussed RadioShack’s audited consolidated financial statements with RadioShack’s management and PwC. The committee also discussed with PwC other matters required to be discussed by the independent registered public accounting firm with the committee under PCAOB AU 380 (Communications with Audit Committees), which include, among other items, matters related to the conduct of the audit of RadioShack’s consolidated financial statements. The committee also received and discussed with PwC its annual written report on its independence from RadioShack and its management, which is issued under applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with PwC its independence. These discussions with PwC included an examination of whether the provision of non-audit services it provided to RadioShack during 2009 was compatible with PwC’s independence. In addition, the committee obtained and reviewed a report by PwC describing the firm’s internal quality-control procedures and related matters, as required by the listing standards of the New York Stock Exchange.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of RadioShack’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of RadioShack’s internal auditing program and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in RadioShack’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

H. Eugene Lockhart (Chair)	Jack L. Messman
Thomas G. Plaskett	Edwina D. Woodbury

ITEM 2—RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed PwC to serve as RadioShack’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the ratification of the appointment by RadioShack’s shareholders as described below.

Fees and Services of the Independent Registered Public Accounting Firm

PwC performed the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2009 and December 31, 2008, respectively. The following is a summary of the fees billed to RadioShack by PwC for professional services rendered for the years ended December 31, 2009 and December 31, 2008, respectively:

Fee Category	2009 Fees	2008 Fees
Audit fees	$1,705,030	$1,927,141
Audit-related fees	24,700	163,000
Tax fees	28,248	30,230
All other fees	1,600	1,600

Total fees	$1,759,578	$2,121,971

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, along with services that only the independent registered public accounting firm can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of certain documents filed with the SEC.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RadioShack’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards as well as the impact of proposed accounting rules and standards.

Tax Fees. Consist of fees billed for tax services that are unrelated to the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting. These services include assistance regarding federal, state, employee benefit plan and international tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. Consist of fees for products and services other than the services reported above. In fiscal years 2009 and 2008, these services include an accounting research software license fee.

Policy for Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to, and do, periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, along with the fees for the services performed to date. The committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, tax and other services provided by PwC for the year ended December 31, 2009.

In connection with its pre-approval, the committee considers whether the provision of any permissible non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The committee has determined the provision of the permissible non-audit services described above is compatible with maintaining PwC’s independence.

Other Information

One or more representatives of PwC, RadioShack’s independent registered public accounting firm for the fiscal year ended December 31, 2009, will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy at the annual meeting. If the shareholders do not ratify the appointment of PwC, the Audit and Compliance Committee will reconsider the appointment.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses RadioShack’s executive compensation program, including the compensation awarded to, earned by, or paid to our named executive officers and the material elements of their compensation. 2009 marked a year of solid growth and improvement for RadioShack. Despite a challenging economic environment, the Company improved sales profitability, increased cash, and controlled costs, while delivering operating income growth of 15% for the year. In 2009 total net sales and operating revenues increased 1.2%, net income increased 8.2%, and comparable same-store sales for U.S. company-operated stores and kiosks increased 1.3%. We believe the Company’s compensation programs in 2009 have effectively served the interests of shareholders. For more information about our 2009 business results, please see Management’s Discussion and Analysis of Financial Condition And Results of Operations in our annual report on Form 10-K.

RadioShack’s “named executive officers” for the year ended December 31, 2009 include:

•	Julian C. Day, Chairman of the Board and Chief Executive Officer;

•	James F. Gooch, Executive Vice President and Chief Financial Officer;

•	Lee D. Applbaum, Executive Vice President – Chief Marketing Officer;

•	Bryan Bevin, Executive Vice President – Store Operations;

•	John G. Ripperton, Senior Vice President – Supply Chain; and

•	Peter J. Whitsett, former Executive Vice President – Chief Merchandising Officer.

Mr. Lee D. Applbaum joined RadioShack’s executive management team in September 2008, and Mr. Peter Whitsett left RadioShack in September 2009.

Compensation Philosophy and Objectives

The MD&C Committee oversees RadioShack’s executive compensation program, as well as establishes and reviews RadioShack’s overall compensation philosophy. The MD&C Committee believes that RadioShack’s compensation program for its named executive officers should be designed to encourage and reward enhancement of shareholder value by linking the financial interest of these executives to the financial interests of RadioShack’s shareholders.

The MD&C Committee intends that the named executive officers’ respective base salaries be set at approximately the 50th percentile based on executive compensation data for the named executive officers found in the proxy statements of the companies comprising the peer group below. The MD&C Committee also seeks to provide RadioShack’s named executive officers with annual cash bonus incentives and long-term cash target incentives and equity incentives that are each at approximately the 75th percentile.

The program focuses on the following key objectives:

RadioShack’s compensation program is designed to encourage executive performance that benefits the overall organizational results by linking compensation to RadioShack’s financial and stock price performance.

RadioShack’s compensation program for its named executive officers seeks to link compensation to the financial performance of RadioShack as a whole. Annual cash incentives are tied to corporate performance criteria that focus on RadioShack’s short-term financial objectives, and long-term cash incentives are tied to long-term corporate financial performance. These annual and long-term incentives are periodically reviewed and modified, as appropriate, by the MD&C Committee. Similarly, the program seeks to provide a meaningful portion of named executive officers’ compensation in the form of equity-based compensation to align compensation with RadioShack’s long-term capital appreciation and to further enhance these executives’ alignment with the interests of RadioShack’s shareholders.

Incentive compensation is designed to constitute a larger portion of total compensation for senior positions.

The MD&C Committee believes that total compensation should generally increase with position and responsibility within RadioShack, and when employees move to higher levels of responsibility with greater ability to influence RadioShack’s results, the percentage of their pay consisting of incentive compensation should accordingly increase. As a result, RadioShack’s executive compensation program emphasizes incentive compensation in the form of an annual bonus, long-term incentive plan compensation, and equity-based compensation, which are all tied to RadioShack’s overall financial performance.

Incentive compensation should strike a balance between short-term and long-term performance.

RadioShack’s compensation program focuses management on achieving RadioShack’s short-term goals in a manner that supports RadioShack’s long-term success and profitability. Consequently, RadioShack uses short-term incentives to reward effective ongoing management of RadioShack’s operations through annual performance incentives tied to RadioShack’s overall annual goals. Similarly, RadioShack uses long-term incentives to motivate the named executive officers toward long-term management of RadioShack through prudent use of equity programs, as well as performance-driven incentives under the long-term incentive program, that focus management attention on increasing shareholder value. Because RadioShack’s long-term success should be a priority for the named executive officers, RadioShack’s compensation program emphasizes long-term incentives through the long-term cash incentive plan and equity-based compensation.

Incentive compensation should be structured to avoid creating risks that could be harmful to RadioShack’s long-term success and profitability.

RadioShack’s incentive compensation is structured so as to minimize risks that could jeopardize the long-term success of the Company. The MD&C Committee believes that the use of short-term and long-term incentives helps reduce risks that might result from using only short-term or long-term incentives. The MD&C Committee also uses multiple performance measures in connection with our incentive compensation programs. Not only are some performance measures more meaningful to certain employees based on the nature of their role in RadioShack’s operations, but the use of multiple performance measures may further aid in mitigating such risks.

RadioShack’s compensation levels are designed to attract, retain, motivate and reward key executives through competitive salary and incentive plans.

RadioShack’s overall compensation levels are targeted to attract the type of talented individuals needed to achieve and maintain a leadership position in the specialty retail industry. As a result, in 2009 the MD&C Committee compared RadioShack’s compensation package to the compensation of executives of a peer group of specialty retail companies to determine the overall competitiveness of RadioShack’s compensation package.

This peer group was generally selected based on the industry and business focus of the subject companies, as well as their respective revenue and market capitalization. In 2009, this peer group originally consisted of

• Advance Auto Parts, Inc.	• Best Buy Co., Inc.	• Petsmart, Inc.

• AutoNation, Inc.	• Blockbuster, Inc.	• OfficeMax Incorporated

• AutoZone, Inc.	• Borders Group, Inc.	• The Sherwin-Williams Company

• Barnes & Noble, Inc.	• GameStop Corp.	• Staples, Inc.

• Bed Bath & Beyond Inc.	• Office Depot, Inc.	• Williams-Sonoma, Inc.

In connection with their review of the peer group in late 2009, the MD&C Committee approved removing AutoNation, Inc. from the peer group after determining that it was more appropriate for the peer group to include only two automotive retailers. Where appropriate, the MD&C Committee took into account the scale and scope of these peer companies when considering the compensation levels for RadioShack’s management.

Role of Management in Compensation Decisions

Although the MD&C Committee oversees RadioShack’s executive compensation program, it also utilizes RadioShack’s management in certain respects in connection with this program. RadioShack’s compensation and benefits department provides analyses and data to assist the MD&C Committee in determining the types and amounts of compensation elements to be paid to the named executive officers (other than the CEO). Management also evaluates the performance of these officers (other than the CEO). The MD&C Committee utilizes these analyses, data and evaluations to set the compensation elements for these executive officers. The board of directors reviews the performance of and makes all compensation decisions regarding the CEO.

Compensation Consultant

As authorized under its charter, the MD&C Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, in 2009 to advise the MD&C Committee regarding executive compensation issues, which include the amount and form of executive compensation. Watson Wyatt agreed to merge with Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) in 2009, and the merger was effective on January 1, 2010. The combined companies now operate as Towers Watson & Co. (“Towers Watson”). For purposes of this proxy statement, all references to Towers Watson shall also refer to Watson Wyatt prior to the effective date of its merger with Towers Perrin. RadioShack’s management, including its human resources department, also utilizes Towers Watson from time to time in connection with compensation issues, including executive compensation matters with the approval of the MD&C Committee.

In 2009, the MD&C Committee requested that Towers Watson:

•	Perform an executive compensation review of RadioShack’s five most highly compensated executives,

•	Perform an historical pay-for-performance analysis of RadioShack’s five most highly compensated executives,

•	Advise the MD&C Committee and management on the design of RadioShack’s 2009 Incentive Stock Plan,

•	Advise the MD&C Committee on the composition of RadioShack’s peer group listed above,

•	Review RadioShack’s stock ownership guidelines,

•	Provide the MD&C Committee and management with data and analyses regarding executive compensation, and

•	Conduct a review of the use of performance metrics by peer group companies.

The MD&C Committee also requested that Towers Watson perform an Executive Compensation Risk Assessment evaluating the risks associated with RadioShack’s 2009 executive compensation policies and practices, including the extent to which any such policies and practices create risks that are reasonably likely to have a material adverse effect on RadioShack. Towers Watson’s assessment included a qualitative evaluation of RadioShack’s executive compensation program structure, design characteristics and performance measurement. Towers Watson also used its proprietary econometric model, PayRisk Score, to perform a quantitative assessment. Following a review of Towers Watson’s report, the MD&C Committee concluded that RadioShack’s executive compensation program strikes an appropriate balance between corporate risk mitigation and pay for performance.

Throughout the year, the MD&C Committee requested that Towers Watson participate in discussions with the MD&C Committee concerning the executive compensation matters described above. During these discussions, Towers Watson provided the MD&C Committee with its advice and recommendations concerning the amounts and elements of compensation in RadioShack’s executive compensation program.

Process for Setting Compensation

The MD&C Committee has structured RadioShack’s compensation program for the named executive officers, utilizing the compensation philosophy and objectives described above. Generally speaking, the MD&C Committee intends that the named executive officers’ respective base salaries be set at approximately the 50th percentile for their levels, based on the executive compensation data Towers Watson obtained from the proxy statements of companies comprising the peer group. The target amount of the annual cash incentive bonus is typically a specified percentage of the base salary, depending on the level of the named executive officer. Similarly, the MD&C Committee seeks to provide RadioShack’s named executive officers with annual cash bonus incentives, as well as long-term cash target incentives and equity incentives, that are each at approximately the 75th percentile, also based on the executive compensation data obtained by Towers Watson from the peer group companies’ proxy statements. The MD&C Committee believes that the named executive officers’ interests are more closely aligned with those of shareholders when incentive compensation constitutes a greater proportion of their total compensation. Towers Watson estimated that the named executive officers’ base salaries were approximately at the peer group 40th percentile, their target annual cash bonus incentives were approximately at the peer group 50th percentile, and the grant-date fair values of their long-term cash target incentives and equity incentives were approximately at the peer group 65th percentile.

While the MD&C Committee uses the information obtained from Towers Watson as a general guide for determining compensation elements of RadioShack’s named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the level and mix of elements of compensation are typically a result of negotiations between RadioShack and the named executive officer and reflect the most recent trends in compensation, while the Towers Watson information tends to be historical. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance.

The MD&C Committee seeks to provide a significant portion of total compensation in the form of annual, long-term and equity incentives, in light of the objectives set forth above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the MD&C Committee reviews information from Towers Watson to determine the appropriate level and mix of incentive compensation. Further, when allocating among long-term incentives (such as between the long-term cash incentive plan and equity incentives), items such as the number of shares available for grant, level of employment and job performance are considered. Ultimately, income from incentive compensation is realized as a result of RadioShack’s performance compared to established goals and stock price appreciation.

Throughout the year, the MD&C Committee monitors the effectiveness of the components of the compensation program, including performance measures for the annual bonus and long-term incentive plan, and may change them should the MD&C Committee determine that circumstances warrant it. This change could include additional stock option or restricted stock grants, as deemed appropriate by the MD&C Committee.

After the end of the year, the MD&C Committee reviews the compensation of the named executive officers with that of the peer group described above to monitor the overall competitiveness of RadioShack’s compensation package.

Elements of RadioShack’s Compensation Program

Ultimately, RadioShack’s compensation program for its named executive officers is designed to reward the named executive officers for RadioShack’s short- and long-term financial and stock performance through the use of annual and long-term incentives and equity-based compensation. The program also seeks to create incentives to retain these executives through competitive levels of compensation, including salary, benefits and perquisites.

RadioShack’s executive compensation program contains the following key components to assist in achieving the objectives described above:

•	a base salary,

•	an annual cash incentive bonus,

•	a long-term cash incentive plan,

•	equity incentives of stock options and/or restricted stock grants,

•	benefit and retirement plans, and

•	perquisites and other personal benefits.

The base salary, benefits and, to a lesser extent, perquisites play an important role in RadioShack’s ability to attract and retain key executives. The annual cash incentive bonus and the long-term cash incentive plan seek to motivate executives to work effectively to achieve RadioShack’s annual and long-term financial performance objectives and to reward them when these objectives are met, while the long-term equity incentives enhance the alignment of these executives’ interests with those of our shareholders.

Base Salary

As described above, when reviewing the base salaries of the named executive officers, the MD&C Committee is provided with market survey data from Towers Watson listing the 50th percentile of the salaries for the corresponding positions of the named executive officers. The MD&C Committee then approves the base salary for the named executive officers, based on this data, an internal review of the named executive officer’s compensation (both individually and relative to other officers), and the individual performance of the named executive officer. The elements of a named executive officer’s individual performance that bear on a named executive officer’s base salary vary based on the nature of the position they hold and the associated responsibilities. Elements of individual performance could include, among other things, the financial performance of the business unit managed by the named executive officer. On September 17, 2009 the MD&C Committee approved an increase in Mr. Applbaum’s base salary from $400,000 per year to $450,000 per year in light of additional responsibilities assumed by Mr. Applbaum.

Annual Cash Incentive Bonus

Annual Bonus under the Compensation Plan. RadioShack’s executive compensation program includes an annual cash incentive bonus under the RadioShack Corporation Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which was established pursuant to the 2009 RadioShack Corporation Annual & Long-Term Incentive Compensation Plan (the “2009 Plan”). The 2009 Plan was approved by shareholders at RadioShack’s 2009 annual meeting.

Bonuses are paid under the Annual Bonus Plan based on the attainment of certain quantitative performance goals associated with one or more of the shareholder-approved performance measures. Several performance measures are listed in and may be used under the 2009 Plan. The MD&C Committee, after consultation with management, approves annual bonus performance targets early each year. Minimum and maximum targets are also established. If a target is met, the named executive officers will be entitled to receive an annual bonus, expressed as a percentage of the named executive officers’ base salary. The percentage of base salary for each named executive officer varies by the named executive officer’s level and overall job responsibilities.

After the end of the year, the MD&C Committee reviews RadioShack’s actual performance against these previously established performance targets. Actual amounts payable, if any, depend on the extent to which performance of RadioShack meets, exceeds or is below the target.

2009 Target Annual Cash Incentive Bonus Performance Measures. The 2009 target annual incentive bonuses for RadioShack’s named executive officers were established with two components, an EBITDA component and a Net Sales component. While the MD&C Committee believed the use of EBITDA (and certain other additional performance criteria, in the case of Mr. Ripperton) remained an important performance criteria, it also determined that an additional component of the annual incentive bonus be based on net sales and operating revenue (“Net Sales”). EBITDA means RadioShack’s income before reductions for interest, taxes, depreciation and amortization. Our calculation of EBITDA may also be adjusted for non-operating loss or income and for the cumulative effect of changes in accounting principles (“Adjusted EBITDA”).

The Adjusted EBITDA component of the 2009 annual incentive bonuses for Messrs. Day, Gooch, Applbaum, and Bevin was based on the following performance criteria:

•	100% of the Adjusted EBITDA component of the Annual Bonus Plan was based on RadioShack’s achievement of at least $315 million in Adjusted EBITDA in 2009.

The 2009 annual incentive bonus, excluding the Net Sales component, for Mr. Ripperton was based on the following performance criteria:

•	50% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of a target amount of $315 million in Adjusted EBITDA,

•	25% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of a target amount of $1,803.8 million in gross margin, and

•	25% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of a target amount of $753.3 million in average inventory.

The MD&C Committee established $425 million in Adjusted EBITDA as the maximum goal for the Adjusted EBITDA component.

The MD&C Committee provided that the Net Sales component of the 2009 annual incentive bonus would require achievement of both a minimum threshold of $240 million in Adjusted EBITDA and a minimum threshold of $3,981.3 million in Net Sales (the “Net Sales Target”). If both the Adjusted EBITDA threshold and Net Sales Target were achieved, the named executive officers would receive a bonus based on Net Sales performance. Each of the named executive officers would receive an amount equal to 10% of their target annual incentive bonus for each 1% by which Net Sales exceeded the Net Sales Target, not to exceed 50% of the target annual incentive bonus.

2009 Annual Cash Incentive Bonus Paid. RadioShack achieved approximately $462.3 million in Adjusted EBITDA and $4,276.0 million in Net Sales in 2009. As noted above, RadioShack’s Adjusted EBITDA target for 2009 was $315 million. RadioShack exceeded the minimum requisite Adjusted EBITDA amount of $240 million and Net Sales Target of $3,981.3 million. RadioShack also achieved approximately $1,838.5 million in gross margin and $742.4 million in average inventory in 2009. A lower average inventory indicates better performance. Accordingly, at its meeting on February 15, 2010, the MD&C Committee awarded the following 2009 annual cash incentive bonuses to the named executive officers: Mr. Day – $2,000,000; Mr. Gooch – $888,375; Mr. Applbaum – $621,781; Mr. Bevin – $750,000; and Mr. Ripperton – $304,165.

2009 Discretionary Bonus Pool. In addition to annual cash incentive bonuses, the MD&C Committee may in their discretion approve an annual bonus or may approve an annual bonus pool to be allocated by the Chief Executive Officer in his discretion to employees whose individual performance is determined to merit additional compensation. Elements of individual performance considered by the CEO might include the financial performance of the business unit managed by the named executive officer. Employees receiving bonuses from this pool may include officer and non-officer employees. For 2009, Mr. Ripperton received a bonus of $20,000 from this pool regarding his 2009 performance due to his temporary assumption of additional managerial responsibilities during the year.

2010 Target Annual Cash Incentive Bonus Performance Measures. The 2010 target annual incentive bonuses for RadioShack’s named executive officers were also established with two components, an Adjusted EBITDA component and a Net Sales component. The MD&C Committee believes that the use of Adjusted EBITDA and Net Sales to be important performance criteria for purposes of the annual cash incentive bonus.

The 2010 target annual incentive bonuses for Messrs. Day, Gooch, Applbaum, Bevin, and Ripperton are based on the following performance measures:

•	75% of the Annual Bonus Plan is based on achievement of RadioShack’s Adjusted EBITDA target in 2010 (“Adjusted EBITDA Component”); and

•	25% of the Annual Bonus Plan is based on achievement of RadioShack’s Net Sales target in 2010 (“Net Sales Component”).

No payment of the Adjusted EBITDA Component of the annual bonus to any named executive officer will occur unless approximately 76% of the Adjusted EBITDA target is achieved by RadioShack (the “2010 Adjusted EBITDA Target”). In order to achieve the maximum bonus for the Adjusted EBITDA Component, Adjusted EBITDA must exceed the 2010 Adjusted EBITDA Target by at least 125%. The bonus relating to the Adjusted EBITDA Component, if any, ranges from 25% to 200% of the target bonus amount, depending on the extent to which RadioShack’s Adjusted EBITDA meets, exceeds or is below the 2010 Adjusted EBITDA Target.

No payment of the Net Sales Component of the annual bonus to any named executive officer will occur unless approximately 94% of the Net Sales target is achieved by RadioShack (the “2010 Net Sales Target”). In order to achieve the maximum bonus for the Net Sales Component, Net Sales must exceed the 2010 Net Sales Target by at least 104%. The bonus relating to the Net Sales Component, if any, ranges from 25% to 200% of the target bonus amount, depending on the extent to which RadioShack’s Net Sales meets or exceeds the 2010 Net Sales Target.

When the two components of the 2010 target annual cash incentive bonus are combined, the amount of the bonus that each named executive officer may receive under the Annual Bonus Plan for 2010 ranges from 25% to 200% of their respective target annual incentive bonuses. While the performance targets are achievable, the MD&C Committee believes that the degree of difficulty is challenging, especially in light of prevailing economic conditions and consumer spending trends.

Long-Term Cash Incentive Plan for Executive Officers

The MD&C Committee believes cash incentives with performance periods longer than the Annual Bonus Plan can aid in aligning the interests of RadioShack’s officers, including certain of the named executive officers, with the interests of RadioShack’s key strategic long-term business objectives. The MD&C Committee believes such incentives support the long-term growth of shareholder value. The MD&C Committee has established Long-Term Incentive Plans (the “LTIPs”) for its officers, including certain of the named executive officers, under the 2009 Plan and its predecessor plan, the RadioShack Corporation 2004 Annual and Long-Term Incentive Compensation Plan (the “2004 Plan”). The 2004 Plan was terminated on December 31, 2008. While awards may be paid pursuant to LTIPs previously established by the MD&C Committee, no new LTIP awards will be granted under the 2004 Plan. During each of the past four years, the MD&C Committee has granted LTIP awards to officers of RadioShack, including certain of the named executive officers. The outstanding LTIP awards granted by the MD&C Committee under the 2004 Plan and the 2009 Plan are listed in the table below, followed by additional narrative explanation.

Year Established	LTIP Period	Year Payable if Achieved	Named Executive Officers Participating	Plan
2008	2008-2009	2010	Applbaum, Bevin, Gooch, Ripperton	2004 Plan

2008	2008-2010	2011	Applbaum, Bevin, Gooch, Ripperton	2004 Plan

2009	2009-2011	2012	Applbaum, Bevin, Gooch, Ripperton	2009 Plan

2010	2010-2012	2013	Applbaum, Bevin, Gooch, Ripperton	2009 Plan

LTIP awards granted under the 2004 Plan and 2009 Plan are based on RadioShack’s performance over the corresponding performance cycle, measured under performance goals that are established by the MD&C Committee early in the first year of each performance cycle. Using these performance goals, the MD&C Committee establishes target long-term awards for certain of the named executive officers participating in the 2009 Plan during that period. The MD&C Committee also sets a superior long-term award amount, as a multiple of the target long-term award amount for performance beyond the target long-term amount. Additionally, the MD&C Committee sets a threshold long-term award. The amount of this minimum award is a percentage of the target long-term award and is paid when performance is below the target long-term amount.

After the end of each performance cycle, the MD&C Committee reviews RadioShack’s actual performance against each of the performance measures established at the beginning of the cycle. In determining the extent to which the pre-set performance goals were met for a given period, the MD&C Committee will exercise its judgment, in its sole discretion, as to whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. Any awards are paid in cash as soon as practicable following the end of each performance period.

2008, 2009 and 2010 Long-Term Incentive Plan Performance Cycles

In 2008, the MD&C Committee established two-year and three-year performance goals for the 2008 performance cycles from 2008 through 2009 and 2008 through 2010 under the 2004 Plan. For 2009, the MD&C Committee established a three-year performance goal for certain of the named executive officers under the 2009 Plan. Each of the performance goals was established in accordance with the 2004 Plan or 2009 Plan, as the case may be, and the LTIP. Actual amounts payable, if any, can range from 25% to 150% of the target amounts designated for each participating named executive officer, depending on whether performance under the specified criteria meets, exceeds or is below the target.

2008 Long-Term Incentive Plan Two-Year Performance Cycle. The cash payment for certain of the named executive officers under the two-year plan cycle for 2008 through 2009 (payable in 2010) (the “Two-Year LTIP”) was based on achievement of the following performance measure:

•

100% of the performance measure was based on achievement of RadioShack’s Adjusted EBITDA target of $875 million in total for fiscal years 2008 and 2009. No cash payment was to be made if RadioShack failed to achieve at least $615 million in Adjusted EBITDA during this two-year period.

Messrs. Gooch, Applbaum, Bevin, and Ripperton are the only named executive officers who were participants in the Two-Year LTIP, and they received $606,699, $180,888, $432,986, and $163,561, respectively, for this performance cycle based on RadioShack’s achievement of $883.6 million in Adjusted EBITDA during this two-year period.

2008 Long-Term Incentive Plan Three-Year Performance Cycles. The cash payment for certain of the named executive officers under the three-year plan cycle for 2008 through 2010 (payable in 2011) (the “Three-Year LTIP”) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s Adjusted EBITDA target.

The Two-Year LTIP and Three-Year LTIP awards range from 50% of the target cash incentive, where a threshold amount of Adjusted EBITDA was or is achieved, up to 150% of the target cash incentive, depending on the extent to which Adjusted EBITDA exceeded or exceeds the target amount. In order to align the 2008 performance cycles with the 2009 performance cycle structure and taking into consideration the volatile economic conditions, in February 2009 the MD&C Committee lowered the amount of the potential award under the 2008 performance cycles from 50% to 25% of the target cash incentive and also lowered the associated Adjusted EBITDA threshold which must be met before any potential bonus could be paid. In addition, the MD&C Committee increased the Adjusted EBITDA target for the 2008 performance cycles that must be met in order to earn the 150% maximum payout. The amount of the target and maximum bonus was not increased by such change. Other than Mr. Day, each of the named executive officers is a participant in these 2008 performance cycles.

2009 Long-Term Incentive Plan Performance Cycle. The cash payment for certain of the named executive officers under the three-year plan cycle for 2009 through 2011 (payable in 2012) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s Adjusted EBITDA target.

Actual amounts payable, if any, under the 2009 Long-Term Incentive Plan Performance Cycle will range from 25% to 150% of the target amount depending on the extent to which performance under the foregoing criteria meets, exceeds, or is below the target. Other than Mr. Day, each of the named executive officers is a participant in the 2009 Long-Term Incentive Plan Performance Cycle.

2010 Long-Term Incentive Plan Performance Cycle. The cash payment for certain of the named executive officers under the three-year plan cycle for 2010 through 2012 (payable in 2013) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s Adjusted EBITDA target.

Actual amounts payable, if any, under the 2010 Long-Term Incentive Plan Performance Cycle will range from 25% to 200% of the target amount depending on the extent to which performance under the foregoing criteria meets, exceeds, or is below the target. Other than Mr. Day, each of the named executive officers is a participant in the 2010 Long-Term Incentive Plan Performance Cycle.

Equity Incentives of Stock Option and Restricted Stock Grants

Equity grants (other than grants to newly-hired or promoted employees) are typically approved at the MD&C Committee’s regularly-scheduled February meeting. Historically, the MD&C Committee has utilized a combination of stock options and restricted stock grants as part of its compensation program for RadioShack’s named executive officers. Last year, an inadequate number of shares were available for restricted stock grants under the RadioShack Corporation 2007 Restricted Stock Plan given the decline in RadioShack’s stock price following RadioShack’s February 2009 earnings release. Accordingly, based on their grant date fair value, approximately 50% of the equity awards granted in March 2009 to the named executive officers other than Mr. Day were granted in the form of restricted stock, and approximately 50% were granted in the form of stock options. Given the shareholder approval of the RadioShack Corporation 2009 Incentive Stock Plan (the “2009 ISP”) at the 2009 annual meeting, the MD&C Committee has an adequate number of shares available to emphasize full-value equity awards, like restricted stock, over stock options for the named executive officers. Accordingly, as compared to its equity grants in 2009, in February 2010 the MD&C Committee granted a larger percentage of its awards in the form of full-value awards with the use of restricted stock, including the first grant of restricted stock made to Mr. Day. Based on their grant date fair value, approximately 77.5% of the equity awards granted to each of the named executive officers in February 2010 were granted in the form of restricted stock, and approximately 22.5% were granted in the form of stock options.

RadioShack’s earnings releases, including the annual earnings release, are issued in conjunction with RadioShack’s quarterly and annual report filings with the SEC. Consequently, the annual earnings release is issued after the February meeting in which the MD&C Committee typically approves annual stock option grants. In order that RadioShack’s earnings information (whether positive or negative) be reflected in the exercise price of the stock options when they are granted at this meeting, stock options are granted and priced at the fair market value (the average of the high and low sales prices) of RadioShack’s stock on the grant date. The grant date will be at least two trading days after the annual earnings release (including the date of the release).

Newly-hired or promoted employees who are eligible to receive options, including named executive officers, generally receive their award of options on their first day of employment or their promotion date, as applicable. To facilitate this practice, the board of directors has authorized the Chief Executive Officer to grant up to 2,500 options to employees between scheduled meetings of the MD&C Committee.

Under the 2009 ISP, all options are awarded with an exercise price per share equal to the fair market value per share of RadioShack common stock (the average of the high and low sales prices) on the date of grant and may not be repriced absent approval of RadioShack’s shareholders. RadioShack’s most recent stock option grants have terms of seven years from the grant date, although in the past RadioShack has granted options with ten-year terms. Typically, options vest ratably over three years from the date of grant; however, options granted to Messrs. Day and Gooch in 2006 vest ratably over four years from the date of grant. In addition, one-half of Mr. Day’s options in 2006 were initially subject to further exercisability restrictions based on the performance of RadioShack’s stock price. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

Shares of restricted stock granted to the named executive officers generally vest ratably over three years from the date of grant; however, certain restricted stock awards granted to Messrs. Gooch and Ripperton in 2006 vest ratably over four years from the date of grant. Holders of unvested restricted stock have the right to vote the shares. Dividends payable on shares of unvested restricted stock are deferred until the restrictions on the shares have lapsed or the shares are no longer subject to a substantial risk of forfeiture; if the shares vest, dividends are paid to the recipient in cash, without interest.

The vesting of options and restricted stock generally will accelerate upon the death, disability, or retirement (at or after age 55) of the holder or a change in control of RadioShack.

Description of Mr. Day’s Recent Stock Option Grants

In March 2009, Mr. Day received 1,000,000 options with an exercise price of $7.05 per share. All of the options granted to Mr. Day in 2008 and 500,000 of the options granted to him in 2009 were issued under the 2001 Incentive Stock Plan (“2001 ISP”). The remaining 500,000 options granted to Mr. Day in 2009 were issued under the 2009 ISP, and were subject to shareholder approval of the 2009 ISP at the annual meeting of shareholders on May 21, 2009. The 2009 ISP was approved by the shareholders at this meeting.

Mr. Day was granted 92,212 options with an exercise price of $19.20 per share and 116,153 shares of restricted stock in February 2010. The options and restricted stock granted to Mr. Day in 2010 were issued under the 2009 ISP. All of the options and restricted stock granted to Mr. Day in 2009 and 2010 vest over three years from the date of grant.

Stock Ownership Guidelines

RadioShack’s current stock ownership policy for its corporate officers has the following requirements:

•	Officers should own RadioShack stock with a minimum value equal to a multiple of their base salary, as follows:

Officer Level	Multiple of Base Salary
Chief Executive Officer	3.0
Executive Vice President	2.0
Senior Vice President	1.5
Vice President and Assistant Secretary	1.0

•

All officers must become compliant with the policy and show reasonable progress toward the required stock ownership level. Until compliant, officers are required to retain all shares held in their shareholder and brokerage accounts, as well as 75% of the net shares received from the exercise of stock option grants and vested restricted stock.

•	Shares owned outright, held in trust, held in the RadioShack 401(k) Plan or the RadioShack Puerto Rico 1165(e) Plan, and unvested shares of restricted stock count toward the achievement of the goal.

•

Achievement of the appropriate ownership amounts set forth in the policy is evaluated as of each December 31 based on the average closing price for the year, and failure to comply with the ownership goal and the retention level will impact future compensation decisions regarding the officer.

As of December 31, 2009, two of the named executive officers had achieved their respective ownership amounts.

To align the interests of RadioShack’s directors and officers, RadioShack’s Insider Trading Policy prohibits directors and officers and certain family members and affiliates of such persons from trading in options, warrants, puts, and calls or similar instruments on RadioShack securities or selling RadioShack securities “short.” In addition, such persons may not hold RadioShack securities in margin accounts.

Benefit and Retirement Plans

The benefit and retirement plans available to RadioShack’s employees and officers include, among others, the RadioShack 401(k) Plan and the RadioShack Supplemental Executive Retirement Plan (the “SERP”).

RadioShack 401(k) Plan. The RadioShack 401(k) Plan is a tax-qualified defined contribution plan. Eligible employees may direct their contributions into various investment alternatives, including RadioShack common stock. In November 2009, for certain tax reasons the board approved establishment of the RadioShack Puerto Rico 1165(e) Plan, which closely resembles the RadioShack 401(k) Plan. None of the named executive officers is a participant in or eligible to be a participant in the RadioShack Puerto Rico 1165(e) Plan, which is available only to employees who are residents of Puerto Rico or provide labor or services primarily in Puerto Rico.

The RadioShack 401(k) Plan allows participants to defer before tax, via payroll deductions, from 1% to 75% of their annual compensation, limited to certain annual maximums permitted by the Internal Revenue Code. The RadioShack 401(k) Plan also provides that RadioShack’s contribution to each participant’s account maintained under the plan is an amount equal to 100% of the participant’s contributions (limited as described in the previous sentence) up to 4% of the participant’s annual compensation. This percentage contribution by RadioShack is discretionary and may change or be suspended in the future.

Any contributions by RadioShack are made in cash directly to the RadioShack 401(k) Plan and are deposited according to the investment allocation chosen by each participant for the participant’s own contributions; however, participants may, in their sole discretion, immediately reinvest RadioShack’s contributions into other investment alternatives provided by the RadioShack 401(k) Plan.

Supplemental Executive Retirement Plan. In December 2005, the board, upon the recommendation of the MD&C Committee, adopted a SERP for selected executives of RadioShack. The benefits of the SERP are designed to base payments on a participant’s full or partial years of service as a RadioShack officer and the participant’s compensation, as described below. In 2008, we amended and restated the SERP to comply with the requirements of Section 409A of the Internal Revenue Code and the corresponding final Treasury Regulations.

The MD&C Committee identifies executive employees of RadioShack to participate in the SERP. Upon retirement at age 55 years or older, participants are eligible to receive, for ten years, an annual amount equal to a percentage of the average of their five highest consecutive years of compensation (base salary and annual bonus) (“Average Compensation”), to be paid in 120 monthly installments. The amount of the percentage of the compensation increases by 2 1/2% for each year of tenure as a RadioShack officer, up to a maximum of 50%. The formula below illustrates how the monthly retirement benefits under the SERP are calculated:

(2 1/2%	×	Years of Service as a RadioShack Officer	×	Average of Five Highest Years of Compensation	)	÷	12	=	Monthly Retirement Benefit
(Up to a maximum of 50%)

If a participant retires prior to the age of 65 or after the age of 70, the participant’s benefits under the SERP are reduced as specified by the SERP. No benefits are paid under the SERP if the participant retires prior to the age of 55 or after the age of 75. Benefits paid to participants may vary depending on whether the participant previously participated in either RadioShack’s Salary Continuation Plan or Deferred Compensation Plan. Officers who were participants in these plans had to withdraw from the applicable plan and only receive benefits under the SERP. However, benefits are calculated under the SERP using a formula that provides those participants with the highest dollar benefit under either the SERP or the plan in which they previously participated.

With the exception of Mr. Day and Mr. Applbaum, all of the named executive officers have been designated as participants in the SERP. Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP.

Perquisites and Other Personal Benefits

RadioShack provides the named executive officers with perquisites and other personal benefits that management and the MD&C Committee believe are reasonable and consistent with the overall compensation program to better enable RadioShack to attract and retain employees for key positions. These perquisites and benefits may include the payment of annual physicals, executive life and long-term disability insurance, personal liability insurance, and financial counseling. Newly-hired employees may also receive payment or reimbursement of moving and relocation costs, reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and a relocation allowance. The MD&C Committee reviews the levels of perquisites and other personal benefits provided to the named executive officers from time to time. RadioShack does not own or lease a corporate aircraft.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for the fiscal year ended December 31, 2009 are described in greater detail in the All Other Compensation table beginning on page 42.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack recognizes that providing benefits under certain circumstances where there is a termination of employment or a change of control allows RadioShack’s executives to direct their full attention towards the company’s business objectives. RadioShack believes that in addition to being customary in the marketplace, these benefits offered by RadioShack are necessary to retain key employees when the company is operating in a dynamic environment. In the event a corporate transaction was being considered, RadioShack believes these provisions would encourage the executives to act in the best interest of shareholders without undue concern about how the transaction might negatively affect their own employment.

RadioShack structured the terms of its Officers’ Severance Program to provide for the payment of benefits upon a termination of employment other than for death, disability or cause, or upon a resignation for good reason. The payout amounts were established to be competitive with RadioShack’s competitors and to provide compensation and benefits in an amount to sufficiently support each of the covered executives until they would reasonably be expected to secure comparable employment. These benefits are discussed further at “Potential Payment Obligations upon Termination of Employment or Change in Control” beginning on page 52.

Tax and Accounting Implications

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1 million for compensation paid to a person who on the last day of a fiscal year is either the chief executive officer or among the three most highly compensated officers other than the chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

In order that annual incentive bonus and long-term incentive plan payments to executives subject to Section 162(m) may be deductible by RadioShack, the specified performance measure(s) and goal(s) for annual incentive bonuses and for long-term incentive plan payments set for each fiscal year under the shareholder-approved 2009 Plan must also be met. As discussed below, however, the MD&C Committee retains the right to adjust performance goals and award bonuses outside of this plan in appropriate circumstances, including bonuses and long-term incentive plan payments that may not be deductible in part or in full.

Officer stock options have been granted under the 2001 ISP and the 2009 ISP, which have been approved by our shareholders. We believe these stock option grants meet the definition of performance-based compensation and are therefore exempt from the deduction limitations of Section 162(m). However, of the 4,000,000 stock options granted to Mr. Day in 2006, 3,000,000 were not granted from shareholder-approved plans. As a result, any compensation expense attributable to these 3,000,000 stock options will not meet the definition of performance-based compensation and may be subject to the deduction limitations of Section 162(m). All of the other options granted to Mr. Day have been issued from shareholder-approved plans.

Although the MD&C Committee does design certain components of its executive compensation program to seek full deductibility, the MD&C Committee believes that the interests of shareholders are best served by not restricting the MD&C Committee’s discretion and flexibility in crafting and adjusting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The MD&C Committee has from time to time approved elements of compensation for officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. Accordingly, the MD&C Committee has not and will not make compensation decisions based solely on the deductibility of compensation for federal income tax purposes.

Accounting for Stock-Based Compensation

RadioShack’s accounting for stock-based payments, including grants of stock options and restricted stock, is done in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The MD&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 27. Based on this review and discussion, the MD&C Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edwina D. Woodbury (Chair)                         Frank J. Belatti                         Jack L. Messman

Compensation Committee Interlocks and Insider Participation

The MD&C Committee of the board of directors is composed entirely of the independent directors listed above. No member of the MD&C Committee has a professional, familial or financial relationship with any of the named executive officers of RadioShack, other than his or her directorship with RadioShack or relationships that would be considered trivial in nature.

Additional Information Regarding the

MD&C Committee

Compensation decisions regarding RadioShack’s named executive officers are made by the MD&C Committee. RadioShack’s compensation and benefits department supports the MD&C Committee in its duties and, along with RadioShack’s Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The MD&C Committee’s charter grants it the authority to retain outside legal counsel, independent compensation consultants, experts or other advisors as it deems necessary to fulfill its responsibilities (including evaluation of the Chief Executive Officer and executive compensation), without obtaining the approval of the board or any officer in advance. The MD&C Committee also has the sole authority to approve any such counsels’, consultants’ or other advisors’ fees and other terms of retention.

The MD&C Committee’s membership is determined annually by the board. The MD&C Committee has a regularly-scheduled meeting each calendar quarter, held in conjunction with corresponding board meetings that are approved by the board on an annual basis. Other meetings are held as deemed appropriate by the MD&C Committee.

Meeting agendas are approved by the chair of the MD&C Committee, in consultation with the Presiding Director, as well as members of management including the Chief Executive Officer, Chief Financial Officer and the General Counsel & Corporate Secretary. MD&C Committee meetings are attended as appropriate by the Chief Financial Officer, the General Counsel & Corporate Secretary and the Vice President – Human Resources. An executive session consisting only of members of the MD&C Committee is scheduled at each regular meeting. The MD&C Committee also regularly meets in executive session with representatives from Towers Watson. The chair of the MD&C Committee reports the committee’s recommendations on executive compensation at each regularly-scheduled meeting of the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of RadioShack’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers for RadioShack’s three last completed fiscal years (including all persons who served as Chief Executive Officer or Chief Financial Officer during 2009 and executive officers who would otherwise be disclosed but for the fact they were not serving at the end of the year).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compen- sation[2] ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[3] ($)		All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)
Julian C. Day[5]	2009	$1,003,846	—		—	$5,047,500	$2,000,000	—		$14,787	$8,066,133
Chairman of the Board and Chief Executive Officer	2008	$1,007,692	—		—	$3,233,700	$1,210,261	—		$14,696	$5,466,349
	2007	$1,003,846	—		—	—	$1,500,000	—		$8,553	$2,512,399
James F. Gooch[6]	2009	$594,528	—		$460,013	$455,936	$1,495,074	$167,777		$16,174	$3,189,501
Executive Vice President and Chief Financial Officer	2008	$593,555	—		$555,600	$517,392	$1,051,883	$51,262		$22,406	$2,792,098
	2007	$494,519	—		$186,640	$1,102,850	$565,505	$53,820		$169,337	$2,572,671
Lee D. Applbaum[7]	2009	$416,154	—		$246,750	$249,340	$802,669	—		$223,003	$1,937,916
Executive Vice President-Chief Marketing Officer
Bryan Bevin[8]	2009	$501,923	—		$352,500	$341,952	$1,182,986	$135,348		$9,407	$2,524,116
Executive Vice President-Store Operations	2008	$444,519	$76,647	[9]	$183,813	$639,764	$402,201	$49,179		$12,751	$1,808,874
John G. Ripperton[10]	2009	$239,010	$20,000	[11]	$70,500	$71,240	$467,726	$152,673		$13,053	$1,034,202
Senior Vice President-Supply Chain	2008	$236,789	$19,323	[1][1]	$111,120	$97,011	$348,518	$21,294		$13,402	$847,457
	2007	$221,061	$31,003	[1][1]	$93,320	$387,850	$201,478	$60,141	[1][2]	$20,557	$1,015,410
Peter J. Whitsett[1][3]	2009	$359,615	—		$352,500	$341,952	—	80,057		$1,313,941	$2,448,065
Executive Vice President-Chief Merchandising Officer	2008	$503,846	—		$370,400	$388,044	$670,395	$40,634		$138,068	$2,111,387

(1)	The amounts shown in columns (e) and (f) represent the grant date fair value of awards granted during the fiscal year ended December 31, 2009, in accordance with FASB ASC Topic 718, in connection with restricted stock grants and stock option grants, respectively, and therefore do not include amounts from restricted stock grants and stock option grants made prior to 2009. The valuation methodology and assumptions regarding these grants are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Forms 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, filed with the SEC.

(2)	The amounts shown in column (g) for 2009 represent bonuses earned for the fiscal year ended December 31, 2009 pursuant to the 2009 Annual Bonus Plan and, in some instances, the 2008 Two-Year Long-Term Incentive Plan Cycle. These plans are discussed in more detail on pages 32 and 35. Payments under the 2009 Annual Bonus Plan were as follows: Mr. Day-$2,000,000; Mr. Gooch-$888,375; Mr. Applbaum-$621,781; Mr. Bevin-$750,000; and Mr. Ripperton-$304,165. Messrs. Gooch, Applbaum, Bevin and Ripperton received $606,699, $180,888, $432,986 and $163,561, respectively, for the 2008 Two-Year LTIP Cycle.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by RadioShack determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(Notes continue on following page)

(4)	For more information regarding the amounts included in column (i), please see “All Other Compensation (from Summary Compensation Table)” below.

(5)	Mr. Day began serving as Chief Executive Officer and Chairman of the Board on July 6, 2006.

(6)	Mr. Gooch began serving as Executive Vice President and Chief Financial Officer on August 16, 2006.

(7)	Mr. Applbaum began serving as Executive Vice President – Chief Marketing Officer on September 27, 2008.

(8)	Mr. Bevin began serving as Executive Vice President – Store Operations on January 7, 2008.

(9)	This amount represents a signing bonus paid to Mr. Bevin in the amount of $25,000, and a bonus paid pursuant to the discretionary bonus pool in the amount of $51,647.

(10)	Mr. Ripperton was promoted to Senior Vice President – Supply Chain on August 22, 2006.

(11)	Represents bonuses paid to Mr. Ripperton pursuant to the discretionary bonus pool. See “2009 Discretionary Bonus Pool” on page 33 for additional information.

(12)	The actual change in value to Mr. Ripperton’s SERP benefit during 2007 was $60,123. Mr. Ripperton’s above market non-qualified deferred compensation earnings for 2007 were $17.

(13)	Mr. Whitsett ceased being a RadioShack employee on September 18, 2009.

All Other Compensation for 2009 (from Summary Compensation Table)

The following table provides additional information regarding column (i) (All Other Compensation) of the Summary Compensation Table above.

Name	Company Contributions to Employee Benefit Plans[1] ($)	Perquisites and Other Personal Benefits ($)		Reimbursement for Taxes[2] ($)	Termination Payments[3] ($)	Other[4] ($)	Total All Other Compensation ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)
Julian C. Day	$9,200	$4,243	[5]	—	—	$1,344	$14,787
James F. Gooch	$9,200	$4,639	[6]	—	—	$2,335	$16,174
Lee D. Applbaum	—	$153,094	[7]	$68,565	—	$1,344	$223,003
Bryan Bevin	—	$5,999	[8]	$2,064	—	$1,344	$9,407
John G. Ripperton	$9,200	$1,619	[9]	—	—	$2,234	$13,053
Peter J. Whitsett	$7,662	$4,935	[10]	—	$1,300,000	$1,344	$1,313,941

(1)	The amounts shown in column (b) represent RadioShack’s contributions allocated in 2009 to the accounts of the named executive officers participating in the RadioShack 401(k) Plan. See “Benefit and Retirement Plans” beginning on page 37.

(2)	The amounts shown in column (d) represent amounts reimbursed by RadioShack to the named executive officer in 2009 for the payment of taxes with respect to, as applicable, incentive trips, COBRA insurance premium reimbursements, and taxable moving expenses. The amount shown in column (d) for Mr. Applbaum represents reimbursement of taxes associated with certain moving expenses.

(3)	The amount shown in column (e) for Mr. Whitsett reflects (A) severance of $819,298 earned by Mr. Whitsett under the RadioShack Officers’ Severance Program, and (B) an additional payment of $480,702.

(4)	The amounts shown in column (f) include premiums paid by RadioShack for an executive life insurance policy for each of the named executive officers.

(5)	The amount shown in column (c) for Mr. Day includes $2,400 for premiums paid by RadioShack for an executive long-term disability insurance policy and the cost of a physical.

(6)	The amount shown in column (c) for Mr. Gooch includes $2,400 for premiums paid by RadioShack for an executive long-term disability insurance policy, the cost of a physical, and the cost of financial planning services.

(7)	The amount shown in column (c) for Mr. Applbaum includes $2,400 for premiums paid by RadioShack for an executive long-term disability insurance policy and $150,694 in moving and relocation costs paid in connection with Mr. Applbaum’s relocation.

(8)	The amount shown in column (c) for Mr. Bevin includes $2,400 for premiums paid by RadioShack for an executive long-term disability insurance policy and the incremental cost associated with Mr. Bevin’s spouse or guest accompanying him on an incentive trip.

(Notes continue on following page)

(9)	The amount shown in column (c) for Mr. Ripperton includes $1,619 for premiums paid by RadioShack for an executive long-term disability insurance policy.

(10)	The amount shown in column (c) for Mr. Whitsett includes $2,625 for premiums paid by RadioShack for an executive long-term disability insurance policy and the cost of financial planning services.

Certain Agreements with Named Executive Officers

Letter Agreement with Mr. Day. In connection with Mr. Day’s appointment as Chief Executive Officer and Chairman of the Board, he and RadioShack entered into a letter agreement on July 6, 2006, setting forth the terms of his employment. Under the terms of the letter agreement, Mr. Day serves as an “at-will” employee of RadioShack.

Under the letter agreement, Mr. Day receives a base salary of $1,000,000 per year. On July 6, 2006, the first date of his employment with RadioShack, Mr. Day was granted options to purchase 4,000,000 shares of RadioShack common stock. The agreements for these options provide that 2,000,000 options (the “Time Options”) vest and become exercisable in equal annual increments of one-fourth on each of the first four anniversaries of the date of grant, and the remaining 2,000,000 (the “Performance Options”) vest in annual increments of 600,000, 600,000, 400,000 and 400,000, respectively, on each of the first four anniversaries of the date of grant (the vested amount is referred to as the “Time-Vested Amount”). Vesting of the Time Options and Performance Options is subject to Mr. Day’s continuous employment by RadioShack from the date of grant through each applicable anniversary date. Exercise of the Performance Options was also subject to satisfaction of certain performance criteria concerning the per share price of RadioShack’s common stock. All of these performance criteria have now been satisfied and all of the Performance Options may be exercised as soon as they are vested. See “Mr. Day’s Option Grants” beginning on page 56 for more information concerning the effect of a termination of employment or change in control on these options.

In addition, Mr. Day was eligible to participate in the 2006 Annual Bonus Plan as well as the turnaround bonus plan then in effect, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Day was guaranteed a minimum bonus (paid in 2007) of not less than 100% of his 2006 prorated base salary.

Mr. Day is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, except that he is not eligible to participate in the SERP. Mr. Day is entitled to annual paid vacation in accordance with RadioShack’s policy applicable to senior executives, but not less than 4 weeks per calendar year. Mr. Day was also entitled to relocation benefits in accordance with RadioShack’s relocation program applicable to senior executives; however, RadioShack’s obligations under this provision have concluded.

Employment Offer Letter of Mr. Applbaum. In September 2008, Mr. Applbaum was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Executive Vice President – Chief Marketing Officer.

The letter provided that Mr. Applbaum would receive an initial annual base salary of $400,000 and a guaranteed bonus in 2008 of no less than $75,000. On September 27, 2008, the first date of his employment with RadioShack, Mr. Applbaum received options to purchase 25,000 shares of RadioShack common stock. These options vest ratably over three years, assuming continuous employment.

In addition, the letter provided that Mr. Applbaum would be eligible to participate in the Annual and Long-Term Incentive Compensation Plan. Mr. Applbaum’s target annual bonus will be equal to 75% of his annual base salary. Mr. Applbaum’s target bonus under the long-term incentive compensation plans is equal to 70% of his annual base salary.

Mr. Applbaum is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Applbaum is entitled to 3 weeks vacation. RadioShack also reimbursed Mr. Applbaum for his COBRA premium cost until he became eligible for coverage under RadioShack’s health insurance plan.

Employment Offer Letter of Mr. Bevin. In December 2007, Mr. Bevin was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Executive Vice President – Store Operations.

The letter provided that Mr. Bevin would receive an initial annual base salary of $425,000 and a signing bonus of $25,000. On January 7, 2008, the first date of his employment with RadioShack, Mr. Bevin received 12,500 shares of restricted stock, as well as options to purchase 75,000 shares of RadioShack common stock. These shares of restricted stock and options vest ratably over three years, assuming continuous employment.

In addition, the letter provided that Mr. Bevin would be eligible to participate in the 2008 Annual Bonus Plan using the same performance measures approved by the MD&C Committee for other executive officers, and in the long-term incentive plan beginning in 2008.

Mr. Bevin is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Bevin is entitled to three weeks vacation. RadioShack also reimbursed Mr. Bevin for his COBRA premium cost until he became eligible for coverage under RadioShack’s health insurance plan.

Employment Offer Letter of Mr. Gooch. In 2006, Mr. Gooch was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Chief Financial Officer. Under the terms of the letter, Mr. Gooch serves as an “at-will” employee of RadioShack.

Under the letter, Mr. Gooch received an initial annual base salary of $425,000 and a signing bonus of $50,000. On August 16, 2006, the first date of his employment with RadioShack, Mr. Gooch was granted 15,000 shares of restricted stock, as well as options to purchase 225,000 shares of RadioShack common stock. These shares of restricted stock and options vest ratably over four years, assuming continuous employment.

In addition, the letter provided that Mr. Gooch would be eligible to participate in the 2006 Annual Bonus Plan as well as the turnaround bonus plan then in effect, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Gooch was guaranteed a minimum bonus (paid in 2007) of not less than $175,000. Mr. Gooch’s eligibility to participate in the long-term incentive plan began in 2007.

Mr. Gooch is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Gooch is entitled to 4 weeks vacation. Mr. Gooch also received relocation assistance, including packing/unpacking and shipping of his household goods, a furnished temporary apartment through August 15, 2007, reimbursement or payment of a suitable number of trips to and from his Michigan residence and participation in RadioShack’s relocation provider program. RadioShack also reimbursed Mr. Gooch his COBRA premium cost until he became eligible under RadioShack’s health insurance plan.

Upon commencement of their employment, each of the named executive officers entered into an agreement with RadioShack that provides for confidentiality, nonsolicitation, noncompetition restrictions and agreements governing the development and assignment of intellectual property rights.

Salary and Bonus, and Incentive Compensation Compared to Total Compensation

Based on the 2009 compensation information set forth in the Summary Compensation Table, the amounts in columns (c) and (d) (“Salary” and “Bonus”) accounted for approximately 16% of the total compensation of the named executive officers employed on December 31, 2009, while the amounts in columns (e), (f), and (g) (“Stock Awards,” “Option Awards,” and “Non-Equity Incentive Plan Compensation”) accounted for approximately 73% of the total compensation of these named executive officers. Excluding Mr. Day’s compensation, the amounts in columns (c) and (d) accounted for approximately 19% of the total compensation of the named executive officers employed on December 31, 2009, while the amounts in columns (e), (f), and (g) accounted for approximately 62% of the total compensation of the remaining named executive officers.

Grants of Plan-Based Awards for 2009

Name	Grant Date	Approval Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Julian C. Day
Annual Incentive Bonus Plan[6]	—	—	$250,000	$1,250,000	$2,000,000	—	—	—	—	—
Option Award[7]	03/02/09	03/01/09	—	—	—	—	500,000	$7.05	$7.03	$1,424,800
Option Award[7]	05/21/09	03/01/09	—	—	—	—	500,000	$7.05	$12.90	$3,622,700
James F. Gooch
Annual Incentive Bonus Plan[6]	—	—	$111,047	$555,234	$888,375	—	—	—	—	—
Long-Term Incentive Plan	—	—	$148,063	$592,250	$888,375	—	—	—	—	—
Option Award	03/02/09	03/01/09	—	—	—	—	160,000	$7.05	$7.03	$455,936
Restricted Stock Award	03/02/09	03/01/09	—	—	—	65,250	—	—	—	$460,013
Lee D. Applbaum
Annual Incentive Bonus Plan[6]	—	—	$77,723	$388,613	$621,781	—	—	—	—	—
Long-Term Incentive Plan	—	—	$100,000	$400,000	$600,000	—	—	—	—	—
Option Award	03/02/09	03/01/09	—	—	—	—	87,500	$7.05	$7.03	$249,340
Restricted Stock Award	03/02/09	03/01/09	—	—	—	35,000	—	—	—	$246,750
Bryan Bevin
Annual Incentive Bonus Plan[6]	—	—	$93,750	$468,750	$750,000	—	—	—	—	—
Long-Term Incentive Plan	—	—	$125,000	$500,000	$750,000	—	—	—	—	—
Option Award	03/02/09	03/01/09	—	—	—	—	120,000	$7.05	$7.03	$341,952
Restricted Stock Award	03/02/09	03/01/09	—	—	—	50,000	—	—	—	$352,500

Name	Grant Date	Approval Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John G. Ripperton
Annual Incentive Bonus Plan[6]	—	—	$41,666	$208,332	$333,332	—	—	—	—	—
Long-Term Incentive Plan	—	—	$41,667	$166,666	$249,999	—	—	—	—	—
Option Award	03/02/09	03/01/09	—	—	—	—	25,000	$7.05	$7.03	$71,240
Restricted Stock Award	03/02/09	03/01/09	—	—	—	10,000	—	—	—	$70,500
Peter J. Whitsett
Annual Incentive Bonus Plan[6]	—	—	$93,750	$468,750	$750,000	—	—	—	—	—
Long-Term Incentive Plan	—	—	$125,000	$500,000	$750,000	—	—	—	—	—
Option Award	03/02/09	03/01/09	—	—	—	—	120,000	$7.05	$7.03	$341,952
Restricted Stock Award	03/02/09	03/01/09	—	—	—	50,000	—	—	—	$352,500

(1)	The MD&C Committee approved the equity awards listed in this table on March 1, 2009. A portion of the options granted to Mr. Day were subject to shareholder approval of the 2009 ISP. The 2009 ISP was approved by the shareholders at the annual meeting of shareholders on May 21, 2009.

(2)	The amounts shown in columns (d), (e) and (f) reflect the following:

•	The Annual Incentive Bonus Plan has two components:

•

With respect to the component attributable to achievement of the Adjusted EBITDA Target, the amounts shown in column (d) reflect the minimum payment level under this plan, which is 25% of the target amount payable if the Adjusted EBITDA Target is achieved. The amounts shown in column (e) include the target amount payable if the Adjusted EBITDA Target is achieved. The amounts shown in column (f) include amounts equal to 150% of such target amount. For a description of the Annual Incentive Bonus Plan, see “Annual Cash Incentive Bonus” beginning on page 32.

•

With respect to the component attributable to achievement of the Net Sales Target, no bonus on Net Sales was payable for 2009 unless RadioShack achieved $240 million in Adjusted EBITDA and $3,981.3 million in Net Sales. As such, the amounts shown in column (d) relating to the Net Sales Threshold is zero. The amounts shown in column (e) include an amount equal to 25% of the target amount payable under the portion of the Annual Incentive Bonus Plan attributable to achievement of the Adjusted EBITDA Target. The amounts shown in column (f) include amounts equal to 50% of the target amount payable under the portion of the Annual Incentive Bonus Plan attributable to achievement of the Adjusted EBITDA Target.

(Notes continue on following page)

•

With respect to the Long-Term Incentive Plans, the amounts shown in column (d) reflect the minimum payment level under these plans, which is 25% of the target amount shown in column (e). The amounts shown in column (f) are 150% of the target amount shown in column (e). For a description of the Long-Term Incentive Plan, see “Long-Term Cash Incentive Plan for Executive Officers” beginning on page 34.

For the amounts actually paid to the named executive officers under the Annual Bonus Plan and the Long-Term Incentive Plan, please see column (g) of the Summary Compensation Table on page 41.

(3)	All shares of restricted stock shown in column (g) were granted under the 2007 Restricted Stock Plan. Shares of restricted stock shown in column (g) vest ratably over three years, assuming continuous employment.

(4)	All options shown in column (h) vest ratably over three years, assuming continuous employment. For persons who continue to serve as employees of RadioShack, options expire seven years from the date of grant.

(5)	All options are awarded with an exercise price equal to their fair market value (the average of the high and low sales prices of a share of RadioShack’s common stock) on the date of grant.

(6)	No bonus relating to the Net Sales component of the Annual Incentive Bonus is paid unless the Net Sales Target is achieved. As such, the Threshold (column (d)), Target (column (e)) and Maximum (column (f)) payment amounts for the Net Sales component of the Annual Incentive Bonus for each named executive officer correspond to 0%, 25%, and 50%, respectively, of their target annual incentive bonus based on Adjusted EBITDA. Payments for the Net Sales component were conditioned on RadioShack achieving Adjusted EBITDA for 2009 in an amount not less than $240 million.

(7)	Mr. Day was granted 1,000,000 options effective on March 2, 2009. Of these options, 500,000 were granted from the 2001 ISP and 500,000 were granted from the 2009 ISP. Those granted pursuant to the 2009 ISP were granted subject to shareholder approval of the 2009 ISP. The 2009 ISP was approved by the shareholders at the annual meeting of shareholders on May 21, 2009.

The following table lists the stock options and restricted stock awards outstanding for each named executive officer at the end of 2009. Columns (b) through (e) provide information about outstanding stock options. Columns (f) and (g) list information about awards of restricted stock that have not vested.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested[1] ($)
	Exercisable		Unexercisable
(a)	(b)		(c)		(d)	(e)	(f)		(g)
Julian C. Day	3,100,000	[2]	900,000	[2]	$13.82	07/06/2013
	166,666		333,334	[3]	$18.52	02/28/2015
	—		1,000,000	[4]	$7.05	03/02/2016
James F. Gooch	168,750		56,250	[5]	$17.80	08/16/2013
	83,333		41,667	[6]	$24.41	03/01/2014
	20,000		10,000	[7]	$18.69	11/16/2014
	26,666		53,334	[8]	$18.52	02/28/2015
	—		160,000	[9]	$7.05	03/02/2016
	—		—		—	—	96,667	[10]	$1,885,007
Lee D. Applbaum	8,333		16,667	[11]	$17.53	09/29/2015
	—		87,500	[12]	$7.05	03/02/2016
	—		—		—	—	35,000	[13]	$682,500
Bryan Bevin	25,000		50,000	[14]	$14.71	01/07/2015
	13,333		26,667	[1] [5]	$18.52	02/28/2015
			120,000	[16]	$7.05	03/02/2016
	—		—		—	—	58,334	[1] [7]	$1,137,513
John G. Ripperton	2,667		—		$20.85	02/20/2010
	2,100		—		$35.08	02/20/2011
	1,000		—		$38.35	02/22/2011
	2,100		—		$29.35	02/24/2012
	2,900		—		$19.39	02/23/2013
	26,666		13,334	[1] [8]	$24.41	03/01/2014
	10,000		5,000	[1] [9]	$18.69	11/16/2014
	5,000		10,000	[20]	$18.52	02/28/2015
	—		25,000	[21]	$7.05	03/02/2016
	—		—		—	—	15,959	[22]	$311,201
Peter J. Whitsett	—		—		—	—	—		—

(1)	For purposes of determining the fair market value of unvested shares, this chart uses the December 31, 2009 closing price of RadioShack’s common stock on the New York Stock Exchange, $19.50.

(2)	The options listed in column (c) will vest and become exercisable on July 6, 2010. Of the options listed in columns (b) and (c), 1,600,000 and 400,000, respectively, were previously subject to the requirement that RadioShack’s common stock achieve certain price levels for certain periods of time. However, the performance conditions have been satisfied for all of these options. See “Letter Agreement with Mr. Day” on page 43 for additional information.

(Notes continue on following page)

(3)	These options vested or will vest, and became or will become exercisable, as follows: 166,667 on each of February 28, 2010 and February 28, 2011.

(4)	These options vested or will vest, and became or will become exercisable, as follows: 333,332 on March 2, 2010, and 333,334 on each of March 2, 2011 and March 2, 2012.

(5)	These options will vest and become exercisable on August 16, 2010.

(6)	These options vested and became exercisable on March 1, 2010.

(7)	These options will vest and become exercisable on November 16, 2010.

(8)	These options vested or will vest, and became or will become exercisable, as follows: 26,667 on each of February 28, 2010 and February 28, 2011.

(9)	These options vested or will vest, and became or will become exercisable, as follows: 53,333 on each of March 2, 2010 and March 2, 2011, and 53,334 on March 2, 2012.

(10)	These shares of restricted stock vested or will vest as follows:

•	2,667 shares on February 22, 2010;

•	10,000 shares on each of February 28, 2010; and February 28, 2011;

•	21,750 shares on each of March 2, 2010, March 2, 2011, and March 2, 2012.

•	3,750 shares on August 16, 2010; and

•	5,000 shares on October 23, 2010.

(11)	These options will vest and become exercisable as follows: 8,333 on September 29, 2010 and 8,334 on September 29, 2011.

(12)	These options vested or will vest, and became or will become exercisable, as follows: 29,166 on March 2, 2010, and 29,167 on each of March 2, 2011 and March 2, 2012.

(13)	These shares of restricted stock vested or will vest as follows: 11,666 on March 2, 2010, and 11,667 on each of March 2, 2011 and March 2, 2012.

(14)	These options vested or will vest, and became or will become exercisable, as follows: 25,000 on January 7, 2010 and January 7, 2011.

(15)	These options vested or will vest, and became or will become exercisable, as follows: 13,333 on February 28, 2010 and 13,334 on February 28, 2011.

(16)	These options vested or will vest as follows: 40,000 on each of March 2, 2010, March 2, 2011, and March 2, 2012.

(17)	These shares of restricted stock vested or will vest as follows:

•	4,167 on each of January 7, 2010 and January 7, 2011; and

•	16,666 on March 2, 2010, and 16,667 on each of March 2, 2011 and March 2, 2012.

(18)	These options vested and became exercisable on March 1, 2010.

(19)	These options will vest and become exercisable on November 16, 2010.

(20)	These options vested or will vest, and became or will become exercisable, as follows: 5,000 on each of February 28, 2010 and February 28, 2011.

(21)	These options vested or will vest as follows: 8,333 on each of March 2, 2010 and March 2, 2011, and 8,334 on March 2, 2012.

(22)	These share of restricted stock vested or will vest as follows:

•	1,334 shares on February 22, 2010;

•	2,000 shares on each of February 28, 2010 and February 28, 2011;

•	3,333 on each of March 2, 2010 and March 2, 2011, and 3,334 on March 2, 2012; and

•	625 shares on October 23, 2010.

The following table lists shares of RadioShack common stock that were acquired by named executive officers during 2009 through the exercise of stock options or the vesting of restricted stock. The value realized upon exercise of stock options in column (c) below is equal to the difference between the exercise price and the average of the high and low prices of RadioShack’s common stock on the New York Stock Exchange on the date of exercise multiplied by the number of shares acquired upon exercise. The value realized on vesting in column (e) below is equal to the average of the high and low prices of RadioShack’s common stock on the New York Stock Exchange on the date of vesting multiplied by the number of shares acquired on vesting.

Option Exercises and Stock Vested for 2009

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Julian C. Day	—	—	—	—
James F. Gooch	—	—	21,417	$231,670
Lee D. Applbaum	—	—	—	—
Bryan Bevin	—	—	4,166	$51,679
John G. Ripperton	—	—	3,958	$38,664
Peter J. Whitsett	33,333	$26,800	6,666	$46,995

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2009 under the SERP determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements. For information regarding the SERP, see “Supplemental Executive Retirement Plan” on page 38.

Pension Benefits for 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Julian C. Day	—	—	—		—
James F. Gooch	Supplemental Executive Retirement Plan	3.42	$286,728		$0
Lee D. Applbaum	—	—	—		—
Bryan Bevin	Supplemental Executive Retirement Plan	2.00	$184,527		$0
John G. Ripperton	Supplemental Executive Retirement Plan	7.33	$338,259		$0
Peter J. Whitsett	Supplemental Executive Retirement Plan	1.83	$0	[2]	$0

(Notes on following page)

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 4.65%, no projected salary increases, a 10-year certain form of payment, and a normal retirement age of 65. This discount rate was developed using a cash-flow matching technique, where cash flows from the SERP were matched against the Citigroup Pension Discount Curve, and an internal rate of return of 4.65% was calculated. The accumulated benefits in this column equal the single sum value of the annuity earned as of year end. No mortality rate is utilized as plan benefits are not affected by post-retirement mortality. Column (d) includes amounts that the named executive officer may not currently be entitled to receive because the amounts may not be vested.

(2)	Mr. Whitsett ceased being a RadioShack employee on September 18, 2009, and therefore had no vested benefit as of December 31, 2009.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack has certain agreements, programs and plans that provide, under certain conditions, for payments and benefits to the named executive officers, upon termination of employment as a result of various causes or following a change in control of RadioShack (as these are defined in the agreements, programs and plans).

Officers’ Severance Program

RadioShack’s Officers’ Severance Program (the “Officers’ Severance Program”) applies to each of the named executive officers. Benefits are based on the named executive officer’s tenure and seniority level with RadioShack. With respect to Messrs. Day, Gooch, Applbaum, and Bevin, if their employment is terminated for any reason other than death, disability or cause, or if they terminate their employment for good reason, they would receive their base salary for 18 months, plus one month per year of service (up to a maximum of two years). Additionally, they would receive outplacement services and monthly COBRA premium payments for one year. If Mr. Ripperton’s employment were terminated due to the same reasons, Mr. Ripperton would receive his base salary for 12 months, plus an additional two weeks per year of service (up to a maximum of 18 months). He would also receive COBRA premium payments for the severance payment period and outplacement services for nine months.

No benefits are payable under the Officers’ Severance Program if a named executive officer terminates his employment without good reason or if the employment of the officer is terminated as a result of death, disability, or cause. Additionally, no benefits are payable under the Officers’ Severance Program to any named executive officer as a result of a change in control of RadioShack.

To receive severance benefits under the Officers’ Severance Program, a named executive officer eligible for benefits must agree, for the duration of the severance payments, not to solicit or interfere with RadioShack’s employees and customers. The duration of these restrictions ranges from 6 months to 24 months, depending on the tenure and title of the officer. The officer is also required to undertake certain non-disparagement and confidentiality obligations to RadioShack. The duration of these obligations is indefinite. Prior to any benefits being provided under the Officers’ Severance Program, the named executive officer must execute a general release in favor of RadioShack. Finally, no rights under the agreement and release can be waived unless both parties agree in a signed written instrument.

Under no circumstances would a named executive officer be entitled to receive payments under both the Officers’ Severance Program and a Termination Protection Agreement or the Termination Protection Plan (Level I) described below.

Supplemental Executive Retirement Plan

Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP. Mr. Applbaum is also not a participant in the SERP. All of the other named executive officers have been designated by the MD&C Committee as participants in the SERP. For additional information regarding the SERP, see “Supplemental Executive Retirement Plan” on page 38.

The SERP provides for death and retirement benefits. These benefits are generally paid in 120 equal monthly installments, beginning on the first business day of the seventh month following the participant’s retirement date. Generally, no benefits are paid under the SERP where a SERP participant retires prior to the age of 55, and a reduced SERP benefit is paid where the SERP participant retires at or after the age of 55 but prior to the age of 65. The SERP benefit will also be reduced where the participant retires at or after the age of 71. Mr. Ripperton is the only named executive officer participating in the SERP who had attained the age of 55 as of December 31, 2009.

In the event a SERP participant’s employment is terminated for cause, no benefits would be paid to the participant under the SERP. In the event a SERP participant’s employment is terminated without cause on or following age 55, the SERP benefits, which will be calculated based on the participant’s age as set forth in the SERP, will be paid in 120 equal monthly installments beginning on the first business day of the seventh month following the participant’s termination date. Upon the death of the participant at or prior to age 65, the participant’s designated beneficiaries would be entitled to receive the participant’s normal SERP benefit, paid in 120 equal monthly payments beginning on the first business day of the seventh month following the participant’s death. Upon a participant’s death within one year following the participant’s involuntary termination, the participant’s designated beneficiary will also be entitled to the SERP benefit described in the previous sentence to the extent SERP benefits vest or become payable under the SERP in connection with a change in control of RadioShack (as defined in the SERP plan document).

Upon a change in control of RadioShack, the participant becomes vested in the maximum amount payable at age 65 under the SERP (subject to reduction if the change in control occurs after a participant reaches age 65 and the participant has not retired by that time). The SERP benefit that becomes vested in connection with a change in control is payable in one lump-sum payment on the participant’s termination date (except that if necessary to comply with deferred compensation regulations under the Internal Revenue Code, the payment shall instead be made on the first business day of the seventh month following the participant’s termination, or if the participant dies during this six-month period, upon the participant’s death). The lump-sum payment will be equal to the present value of the normal SERP benefit.

To receive benefits under the SERP, a participant must undertake a non-competition obligation to RadioShack through the period ending one year after cessation of payment of benefits.

Termination Protection Agreement

RadioShack entered into a Termination Protection Agreement with Mr. Gooch in November 2006. In November 2008, the MD&C Committee approved an amendment and restatement of this Termination Protection Agreement. The changes in the Amended and Restated Termination Protection Agreement were made for the sole purpose of ensuring that the agreement complies with Section 409A of the Internal Revenue Code. The Amended and Restated Termination Protection Agreement remains in effect unless terminated by either party under certain conditions. In no event will Mr. Gooch be entitled to receive payments under both the Officers’ Severance Program (described on page 52) and the Amended and Restated Termination Protection Agreement.

If no change in control of RadioShack has occurred or is threatened, and Mr. Gooch’s employment is terminated as the result of any reason, no benefits are payable under the Amended and Restated Termination Protection Agreement.

If, within 24 months following a change in control, Mr. Gooch’s employment were terminated as a result of cause, without good reason, death, disability or retirement, Mr. Gooch would be entitled to receive his accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). Mr. Gooch would also be entitled to a pro rata portion of his highest annual bonus for any of the three full fiscal years ended prior to the change in control, unless Mr. Gooch is terminated for cause.

If Mr. Gooch’s employment were terminated within the 24-month period following a change in control without cause, or if Mr. Gooch terminated his employment during this period for good reason, Mr. Gooch would be entitled to receive, in addition to the accrued compensation and the pro rata bonus described above, the following under the Amended and Restated Termination Protection Agreement:

•	a lump-sum payment equal to two times the sum of:

•	his base salary and

•	his highest annual bonus payable in the prior three years,

•	continuation of fringe benefits and life insurance, disability, medical, dental and hospitalization benefits for 24 months,

•	a single payment equal to 80% of Mr. Gooch’s eligible contributions under RadioShack’s 401(k) Plan,

•	accelerated vesting of all outstanding equity incentive awards, and

•	the right to require RadioShack to purchase at fair market value shares of restricted stock that had vested and shares purchased upon exercise of stock options.

If any payment or benefit distributed to Mr. Gooch under the Amended and Restated Termination Protection Agreement or otherwise in connection with his employment or a change in control of RadioShack is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Termination Protection Agreement provides that Mr. Gooch is entitled to receive a corresponding gross-up payment.

Termination Protection Plan (Level I)

The currently-employed named executive officers (other than Mr. Gooch, who is a party to the Amended and Restated Termination Protection Agreement described above) are participants in RadioShack’s Termination Protection Plan (Level I). This plan may be terminated by RadioShack under certain specified circumstances. In no event will a named executive officer be entitled to receive payments under both the Officers’ Severance Program (described on page 52) and this plan.

If no change in control of RadioShack has occurred or is threatened, and the participant’s employment is terminated for any reason, no benefits are payable under this plan.

If, within 24 months following a change in control, a participant’s employment is terminated as a result of cause, without good reason, death, disability or retirement, the participant would receive his or her accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). The participant would also be entitled to a pro rata portion of his or her highest annual bonus for any of the three full fiscal years ended prior to the change in control, unless he or she is terminated for cause.

If a participant’s employment were terminated within the 24-month period following a change in control without cause or if the participant terminated employment for good reason, under the plan the participant would receive, in addition to the accrued compensation and the pro rata bonus described above, the following in a single lump sum cash payment:

•	an amount equal to the named executive officer’s annual salary at the termination date (or, if higher, the highest rate in effect during the 90-day period prior to the change in control),

•	an amount equal to the highest bonus payable in the three prior fiscal years, and

•	an amount equal to 30% of annual salary, in lieu of additional benefits.

This plan also provides that, to receive benefits, a named executive officer must (i) sign a release of all claims against RadioShack, (ii) agree not to disparage RadioShack, (iii) sign a confidentiality agreement, and (iv) agree not to solicit or interfere with employees or customers of RadioShack for twelve months following the termination date. The obligations under (ii) and (iii) above are of indefinite duration. Finally, no rights under the agreement and release can be waived unless both parties agree in a signed written instrument.

Certain Definitions

The definitions of “cause,” “good reason,” and “change in control” vary among RadioShack’s Officers’ Severance Program, Amended and Restated Termination Protection Agreement, Termination Protection Plan (Level 1), and SERP.

In very general terms, in each of the first three plans or agreements listed above, “cause” includes an executive officer’s felony conviction, failure to perform his or her duties or, in the case of the Amended and Restated Termination Protection Agreement and the Termination Protection Plan (Level 1), engagement in conduct demonstrably and materially injurious to RadioShack. “Cause” under the Officers’ Severance Program also includes illegal conduct, acts of dishonesty, financial impropriety or gross misconduct injurious to RadioShack, certain criminal convictions and violations of RadioShack’s code of ethics or the executive officer’s fiduciary duties. The SERP simply defines “Cause” as the executive officer’s dishonesty or fraudulent conduct or indictment for a felony crime involving moral turpitude.

“Good reason” is defined in the Officers’ Severance Program, the Amended and Restated Termination Protection Agreement, and the Termination Protection Plan (Level 1) to include, in very general terms, a reduction (or material reduction) in the executive officer’s duties or responsibilities and certain reductions in his or her compensation. The Amended and Restated Termination Protection Agreement also defines “good reason” to include relocation of the executive officer’s place of employment by more than 20 miles, certain reductions in employee benefits, bankruptcy or insolvency of the company, material breaches by RadioShack of such agreement and any purported improper termination of the executive officer for cause under such agreement. Both the Amended and Restated Termination Protection Agreement and the Termination Protection Plan (Level 1) also define “good reason” to include RadioShack’s failure to obtain the agreement of any successor or assign to assume RadioShack’s obligations under the applicable agreement or plan.

In very general terms, “change in control” means, for purposes of the SERP, the Amended and Restated Termination Protection Agreement and the Termination Protection Plan (Level 1):

•

subject to certain exceptions, an acquisition by a person of 15% or more of the combined voting power of RadioShack’s then outstanding voting securities (excluding acquisitions by RadioShack, its subsidiaries and their employee benefit plans and Non-Control Transactions (as defined below));

•

the individuals who are members of RadioShack’s board of directors (the “Incumbent Board”) ceasing to constitute at least two-thirds of the Board; provided that if the election or nomination for election by RadioShack’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board (subject to certain exceptions in connection with the settlement of any proxy contest);

•	a merger, consolidation, reorganization or other business combination transaction with or into RadioShack or in which securities of RadioShack are issued, unless:

(a)	the shareholders of RadioShack immediately before such transaction own at least 60% of the combined voting power of the outstanding voting securities of the surviving corporation following the transaction in substantially the same proportion as before the transaction;

(b)	the members of the Incumbent Board immediately prior to execution of the agreement providing for the transaction constitute at least two-thirds of the members of the board of directors of the surviving corporation; or

(c)	no person other than RadioShack, any subsidiary, their employee benefit plans or any person who, immediately prior to such transaction, had 15% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(the exceptions in the preceding clauses (a), (b), and (c) being called “Non-Control” Transactions”);

•	a complete liquidation and dissolution of RadioShack; or

•	most sales of substantially all of RadioShack’s assets.

Incentive Stock Plans

RadioShack has incentive stock plans under which the named executive officers have received grants of stock options and restricted stock. The termination provisions of Mr. Day’s options differ from those of the other named executive officers; see “Mr. Day’s Option Grants” below for a description of these termination provisions.

If a named executive officer’s employment with RadioShack were terminated as a result of cause, the officer’s stock options would immediately be forfeited and cancelled. Additionally, if a named executive officer terminated his or her employment for any reason (other than retirement), or if his or her employment were terminated, the executive’s stock options would expire three months after the date of termination (or the expiration date of the option, whichever is earlier).

If a named executive officer’s employment were to terminate as a result of death or disability, the officer’s stock options would expire three years after the date of death or disability (or the expiration date of the option, whichever is earlier). Also in the event of death or disability, all unvested stock options would immediately vest. If a named executive officer retires from RadioShack at age 55 years or older, the officer’s stock options would expire three years after the date of retirement or the date of expiration of the option, whichever is earlier. Also in the event of retirement of an officer at age 55 years or older, all unvested options held for 12 months or more immediately vest. Additionally, if there were a change in control of RadioShack, all outstanding options would become immediately vested and exercisable.

The named executive officers have received grants of restricted stock under RadioShack’s incentive stock plans. If a named executive officer is terminated for any reason (other than death, disability or retirement) all unvested shares of restricted stock are forfeited. All restricted shares vest immediately if the executive’s employment is terminated due to retirement (at age 55 years or older), or if the executive dies or is disabled. All restricted shares will also vest immediately should there be a change in control of RadioShack.

Mr. Day’s Option Grants

In 2006, RadioShack granted Mr. Day a total of 4,000,000 stock options (2,000,000 of which are Time Options and 2,000,000 of which are Performance Options) under RadioShack’s incentive stock plans and as an inducement grant outside of RadioShack’s incentive stock plans. Mr. Day’s rights in these options vary based on several factors, including the basis of Mr. Day’s termination, the duration of Mr. Day’s employment prior to termination, the performance of RadioShack’s stock price, and the occurrence of a change in control. See “Letter Agreement with Mr. Day” on page 43 for additional information.

With respect to the Time Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, all of the Time Options will become vested and exercisable for three years following such event.

With respect to the Performance Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, the Time-Vested Amount will be 2,000,000 shares. Given that all of the stock price performance criteria have been satisfied, all of the Performance Options will be exercisable, and remain exercisable for three years following such event.

Upon termination of Mr. Day’s employment by RadioShack for cause or by Mr. Day without good reason, only that portion of the Time Options that have become vested and exercisable on or prior to the termination date will be exercisable. Any Time Options remaining unvested as of the termination date will be immediately cancelled and forfeited, and the portion of the Performance Options not constituting a Time-Vested Amount on or prior to the termination date will also be cancelled and forfeited. Given that all stock performance vesting requirements have been attained, the Time-Vested Amount of Performance Options (as of the date of such termination) would be exercisable. The Time Options and the Performance Options will be exercisable for three months following the date of such termination, unless a voluntary termination without good reason occurs on or after July 7, 2010, in which event the applicable options will be exercisable for three years following the termination date.

If a change in control of RadioShack occurs, all of Mr. Day’s Time Options and all of the Performance Options will become vested and exercisable. In the event of a change in control, all of Mr. Day’s options would remain exercisable until the first anniversary of his termination following such change in control.

Under no circumstances will Mr. Day’s Time Options or Performance Options be exercisable beyond their expiration date.

In February 2008, Mr. Day was granted an additional 500,000 stock options under the 2001 ISP. In March 2009, Mr. Day was granted an additional 1,000,000 stock options. These options vest in increments of one-third on each of the first three anniversaries of the grant date. The termination provisions of these options do not differ from those of the other named executive officers.

Annual Bonus Program

All the currently-employed named executive officers are participants in RadioShack’s Annual Bonus Program for 2009. If a named executive officer’s employment is terminated for any reason, other than by death, disability or retirement, the officer is not entitled to any bonus under the program. If a named executive officer dies, experiences a termination of employment due to disability, or retires at age 55 years or older prior to the end of the award period, the participant or his or her beneficiary will receive a pro rata bonus as set forth in the program. No benefits are payable under the program by virtue of a change in control of RadioShack. Benefits would, however, be payable in accordance with Mr. Gooch’s Amended and Restated Termination Protection Agreement or, with respect to the other named executive officers, the Termination Protection Plan (Level I) as described on pages 53 through 55.

Long-Term Incentive Plan

Other than Mr. Day, the currently-employed named executive officers are participants in RadioShack’s 2009 Long-Term Incentive Plan. If a named executive officer’s employment is terminated for any reason, other than by death, disability or retirement, the officer is not entitled to any incentive under the plan. If a named executive officer dies, experiences a termination of employment due to disability, or retires at age 55 years or older prior to the end of the award period, the participant or his or her beneficiary will receive a pro rata bonus as set forth in the plan. No benefits are payable under the plan by virtue of a change in control of RadioShack. Under the Two-Year LTIP and Three-Year LTIP established in 2008, the named executive officers will receive no incentive under either of these plans if their employment is terminated due to a disability.

Potential Payments upon Termination of Employment or Change in Control at December 31, 2009

The following tables set forth the estimated amounts that would be paid to each of the named executive officers who were employed by RadioShack on December 31, 2009 that would be payable under the following plans or agreements upon termination of employment on December 31, 2009 under the specified triggering events. The December 31, 2009 closing price of RadioShack’s common stock on the New York Stock Exchange was $19.50.

Julian C. Day

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$1,776,355	—	—	[2]
Supplemental Executive Retirement Plan[3]	—	—	—	—	—
Termination Protection Plan (Level I)	—	—	—	—	$4,300,000
Annual Bonus Program	$2,000,000	$2,000,000	—	$2,000,000	—
Long-Term Incentive Plans[3]	—	—	—	—	—
Stock Options[4]	$17,888,667	$17,888,667	$5,112,000	$326,667	$17,888,667
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	$800,000	$360,000	—	—	—

(1)	Mr. Day’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $12,855 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Day under the Officers’ Severance Program is less than the amount Mr. Day is entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Day would receive payment under the Termination Protection Plan (Level I) in lieu of payment under the Officers’ Severance Program.

(3)	Mr. Day did not participate in the SERP or in any Long-Term Incentive Plan as of December 31, 2009.

(4)	The amounts payable reflect the accelerated vesting, under each proposed scenario, of certain of the unvested options issued to Mr. Day as of December 31, 2009. All of the stock performance vesting requirements have been satisfied for the Performance Options granted to Mr. Day on July 6, 2006. Only the options granted to Mr. Day on July 6, 2006 would have been subject to acceleration in the event Mr. Day’s employment were terminated by him for good reason or by RadioShack without cause on December 31, 2009. Only the options granted to Mr. Day on February 28, 2008 would have been subject to acceleration in the event Mr. Day retired on December 31, 2009. For more information concerning the terms and conditions of Mr. Day’s stock options, see “Mr. Day’s Option Grants” beginning on page 56.

(5)	Represents the proceeds payable to Mr. Day’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Day ($800,000) and the annual maximum amount that Mr. Day would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Day, ($360,000).

James F. Gooch

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$1,062,554	—	—	[2]
Supplemental Executive Retirement Plan[3]	$8,337 per month for 10 years	—	—	—	$785,447
Amended and Restated Termination Protection Agreement	—	—	—	—	$6,215,169	[4]
Annual Bonus Program	$888,375	$888,375	—	—	—
Long-Term Incentive Plans	$1,183,155	$197,397	—	—	—
Stock Options[5]	$2,148,324	$2,148,324	—	—	$2,148,324
Restricted Stock[6]	$1,885,007	$1,885,007	—	—	$1,885,007
Executive Life Insurance and Executive Long-Term Disability Insurance[7]	$800,000	$360,000	—	—	—

(1)	Mr. Gooch’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $12,616 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Gooch under the Officers’ Severance Program is less than the amount Mr. Gooch is entitled to receive under his Amended and Restated Termination Protection Agreement, in the event of a change in control Mr. Gooch would receive payment under the Amended and Restated Termination Protection Agreement in lieu of payment under the Officers’ Severance Program.

(3)	These payments reflect (a) in the event of death, an aggregate increase in value of $515,226 over the amounts specified for Mr. Gooch in the Pension Benefits table on page 51, and (b) in the event of a qualifying termination event following a change in control, an increase in value of $498,720 over the amounts specified for Mr. Gooch in the Pension Benefits table.

(4)	Includes the value of the following benefits payable to Mr. Gooch under his Amended and Restated Termination Protection Agreement: continuation of life and disability insurance benefits, $25,863 for continuation of coverage under RadioShack’s health and welfare plans for 24 months (assuming a 5% cost increase in the second year), and $2,089,626 as a gross-up payment for excise taxes.

(5)	Represents accelerated vesting, under each proposed scenario, of the unvested options issued to Mr. Gooch as of December 31, 2009.

(6)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Gooch as of December 31, 2009.

(7)	Represents the proceeds payable to Mr. Gooch’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Gooch ($800,000) and the annual maximum amount that Mr. Gooch would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Gooch ($360,000).

Lee D. Applbaum

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$738,855	—	—	[2]
Supplemental Executive Retirement Plan[3]	—	—	—	—	—
Termination Protection Plan (Level I)	—	—	—	—	$1,174,548
Annual Bonus Program	$621,781	$621,781	—	—	—
Long-Term Incentive Plans	$415,996	$133,320	—	—	—
Stock Options[4]	$1,122,209	$1,122,209	—	—	$1,122,209
Restricted Stock[5]	$682,500	$682,500	—	—	$682,500
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$800,000	$360,000	—	—	—

(1)	Mr. Applbaum’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $12,855 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Applbaum under the Officers’ Severance Program is less than the amount Mr. Applbaum is entitled to receive under the Termination Protection Plan (Level 1), in the event of a change in control Mr. Applbaum would receive payment under the Termination Protection Plan (Level 1) in lieu of payment under the Officers’ Severance Program.

(3)	Mr. Applbaum did not participate in the SERP as of December 31, 2009.

(4)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Applbaum as of December 31, 2009.

(5)	Represents accelerated vesting, under each proposed scenario, of shares of restricted stock held by Mr. Applbaum as of December 31, 2009.

(6)	Represents the proceeds payable to Mr. Applbaum’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Applbaum ($800,000) and the annual maximum amount that Mr. Applbaum would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Applbaum ($360,000).

Bryan Bevin

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$818,021	—	—	[2]
Supplemental Executive Retirement Plan[3]	$ 4,365 per month for 10 years	—	—	—	$411,248
Termination Protection Plan (Level I)	—	—	—	—	$2,323,272
Annual Bonus Program	$750,000	$750,000	—	—	—
Long-Term Incentive Plans	$869,667	$166,650	—	—	—
Stock Options[4]	$1,759,884	$1,759,884	—	—	$1,759,884
Restricted Stock[5]	$1,137,513	$1,137,513	—	—	$1,137,513
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$800,000	$360,000	—	—	—

(1)	Mr. Bevin’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $12,855 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Bevin under the Officers’ Severance Program is less than the amount Mr. Bevin is entitled to receive under the Termination Protection Plan (Level 1), in the event of a change in control Mr. Bevin would receive payment under the Termination Protection Plan (Level 1) in lieu of payment under the Officers’ Severance Program.

(3)	These payments reflect (a) in the event of death, an aggregate increase in value of $235,363 over the amounts specified for Mr. Bevin in the Pension Benefits table on page 51, and (b) in the event of a qualifying termination event following a change in control, an increase in value of $226,271 over the amounts specified for Mr. Bevin in the Pension Benefits table.

(4)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Bevin as of December 31, 2009.

(5)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Bevin as of December 31, 2009.

(6)	Represents the proceeds payable to Mr. Bevin’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Bevin ($800,000) and the annual maximum amount that Mr. Bevin would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Bevin ($360,000).

John G. Ripperton

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$332,542	—	—	[2]
Supplemental Executive Retirement Plan[3]	$5,244 per month for 10 years	$2,939 per month for 10 years	$2,939 per month for 10 years	$2,939 per month for 10 years	$494,041
Termination Protection Plan (Level I)	—	—	—	—	$1,018,261
Annual Bonus Program	$304,165	$304,165	—	$304,165	—
Long-Term Incentive Plans	$321,302	$55,550	—	$321,302	—
Stock Options[4]	$325,125	$325,125	—	$13,875	$325,125
Restricted Stock[5]	$311,201	$311,201	—	$311,201	$311,201
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$800,000	$242,856	—	—	—

(1)	Mr. Ripperton’s benefits under the Officers’ Severance Program would be provided over a period of 12 months. The amount shown also includes an aggregate of $130 for COBRA premium payments for 9 months and $11,900 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Ripperton under the Officers’ Severance Program is less than the amount Mr. Ripperton is entitled to receive under the Termination Protection Plan (Level 1), in the event of a change in control Mr. Ripperton would receive payment under the Termination Protection Plan (Level 1) in lieu of payment under the Officers’ Severance Program.

(3)	These amounts reflect (a) in the event of death, an aggregate increase in value of $166,164 over the amounts specified for Mr. Ripperton in the Pension Benefits table on page 51, and (b) in the event of a qualifying termination event following a change in control, an increase in value of $155,782 over the amounts specified for Mr. Ripperton in the Pension Benefits table.

(4)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Ripperton as of December 31, 2009. Only the options Mr. Ripperton had held for at least one year as of December 31, 2009 would be subject to acceleration in the event Mr. Ripperton retired.

(5)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Ripperton as of December 31, 2009.

(6)	Represents the proceeds payable to Mr. Ripperton’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Ripperton ($800,000) and the annual maximum amount that Mr. Ripperton would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Ripperton ($242,856).

The amounts in the tables above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

These include:

•	accrued and unpaid salary and bonus,

•	distributions of balances under the RadioShack 401(k) Plan, and

•	the value of option continuation upon retirement, death or disability.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The board of directors has adopted written procedures regarding the review and approval of related party transactions as defined under Item 404 of Regulation S-K of the SEC’s regulations. Generally, these are transactions involving amounts exceeding $120,000 between RadioShack and related persons (directors, executive officers, or shareholders owning at least 5% of RadioShack’s outstanding stock and the immediate family members of such persons), in which the related person has a direct or indirect material interest. The board has determined that the Corporate Governance Committee is best suited to review, approve and ratify related party transactions, except in certain situations described below.

At a meeting occurring during the first quarter of each fiscal year, the Corporate Governance Committee reviews potential related party transactions that occurred during the prior fiscal year, as well as potential related party transactions (if any) proposed to be entered into for the then current fiscal year. In connection with its review, the Corporate Governance Committee examines the proposed aggregate value of each transaction (if applicable) and any direct or indirect material interest of the parties to the transaction. Based on this review, the Corporate Governance Committee determines whether any of these transactions constitute related party transactions.

If the Corporate Governance Committee determines that a transaction constitutes a related party transaction, the Corporate Governance Committee then reviews the terms and substance of the transaction to determine whether to ratify the related party transaction (if the transaction occurred in the previous fiscal year and had not been previously approved) or to approve the related party transaction (if the transaction is proposed to be entered into at a time after the Corporate Governance Committee review of such transaction). In connection with its review of the related party transaction, the Corporate Governance Committee considers:

•	whether the transaction is on terms comparable to one that could be obtained in arm’s length dealings with an unrelated third party,

•	whether the transaction constitutes a “conflict of interest” as defined in RadioShack’s Code of Ethics, and

•	other factors as the Corporate Governance Committee deems relevant.

In the event that management or a member of the board recommends that RadioShack enter into a related party transaction during the year, the transaction is then presented to the Corporate Governance Committee for its review and approval (unless otherwise approved as described below). During the course of its review of any related party transaction, the Corporate Governance Committee consults with the Audit and Compliance Committee as necessary.

Under the procedures, a related party transaction is consummated or continues only if:

•	the Corporate Governance Committee approves or ratifies the transaction in accordance with the procedures described above,

•	the transaction is approved by the disinterested directors, or

•	the transaction involves compensation approved by the MD&C Committee.

COSTS OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies for the annual meeting of shareholders. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronically, facsimile, telephone and personal contact. They will not receive any additional compensation for these activities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2011 ANNUAL MEETING

Shareholder Proposals

We must receive proposals of shareholders intended to be presented at the 2011 annual meeting of shareholders, which is currently scheduled to be held on May 19, 2011, on or before December 17, 2010, for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These written proposals should be sent to the Corporate Secretary at Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

With respect to shareholder proposals for the 2011 annual meeting that are not to be included in the proxy statement, these proposals must be received by the Corporate Secretary of RadioShack at the above address no earlier than January 24, 2011 and no later than February 23, 2011.

Nominations for Election as Director

In accordance with RadioShack’s bylaws and Corporate Governance Framework, as well as applicable law, nominations for the election of directors may be made by the board of directors, by the Corporate Governance Committee of the board, or by any shareholder generally eligible to vote in the election of directors.

Shareholders who wish to nominate persons for election as directors at the 2011 annual meeting must give notice of their intention to make a nomination in writing to the Corporate Secretary of RadioShack at the above address no earlier than January 24, 2011 and no later than February 23, 2011. The notice must set forth:

•	the name and address, as they appear on RadioShack’s records, of the shareholder making the nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination is made,

•	the number of shares of common stock owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made,

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have with the nominee,

•	any other information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules,

•	the written consent of the nominee to be named in the proxy statement and to serve as a director, if elected,

•	as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made,

•	the name and address of the shareholder as they appear on RadioShack’s books, and the name and address of the beneficial owner,

•	the class and number of shares of common stock owned of record by the shareholder and the beneficial owner as of the date of the notice,

•

the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting as to the class and number of shares owned of record by the shareholder and beneficial owner on the record date, and

•	the shareholder’s representation that the shareholder intends to appear in person or by proxy at the meeting to propose such nomination,

•	as to the shareholder giving notice or, if the notice is being given on behalf of a beneficial owner on whose behalf the nomination is being made, as to such beneficial owner,

•

the class and number of shares of common stock beneficially owned by the shareholder or the beneficial owner as of the date of the notice, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting as to the class and number of shares beneficially owned by the shareholder or beneficial owner on the record date,

•

a description of any agreement, arrangement or understanding between or among the shareholder, beneficial owner and any other person, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date,

•

a description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by, or on behalf of, such shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of RadioShack’s stock, or increase or decrease the voting power of the shareholder or beneficial owner with respect to shares of RadioShack stock, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date, and

•	such other information as RadioShack may require in order to determine the eligibility of the person to serve as a director.

Each board nominee will be subject to an independent background investigation as part of the nomination process.

The board has delegated the responsibility for evaluating potential board nominees to the Corporate Governance Committee. The committee will consider director candidates recommended by shareholders in accordance with the procedures described above and in RadioShack’s Corporate Governance Framework. Candidates must be highly qualified and exhibit both an interest in serving and a willingness to serve on the board. In addition, candidates should take into consideration the characteristics described beginning on page 18. Candidates must represent the interests of all shareholders and not those of a special interest group. The committee, after reviewing nominees under the procedures and standards established in its charter and RadioShack’s Corporate Governance Framework, will propose a slate of nominees for election to the board at RadioShack’s annual meeting of shareholders. The board will review and approve the final slate of nominees to submit to the shareholders for election.

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 16, 2010

RADIOSHACK CORPORATION 300 RADIOSHACK CIRCLE MAIL STOP CF4-324 FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (EDT) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1a.	Frank J. Belatti	☐	☐	☐

1b.	Julian C. Day	☐	☐	☐

1c.	Daniel R. Feehan	☐	☐	☐

1d.	H. Eugene Lockhart	☐	☐	☐

1e.	Jack L. Messman	☐	☐	☐

1f.	Thomas G. Plaskett	☐	☐	☐

1g.	Edwina D. Woodbury	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

The Board of Directors recommends you vote FOR the following proposal(s):
	For	Against	Abstain
2 Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack Corporation to serve for the 2010 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature (Joint Owners)	Date

0000063988_1        R2.09.05.010

Mail Stop CF4-324 300 RadioShack Circle Fort Worth, Texas 76102-1964

Annual Meeting Admission Ticket

2010 Annual Meeting of Shareholders

11 a.m. (PDT), Monday, May 24, 2010

Fairmont Miramar Hotel, Ocean Room

101 Wilshire Boulevard

Santa Monica, CA 90401

Please present this admission ticket to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Admission Ticket

(Not Transferable)

This year’s annual meeting of shareholders will be held at the Fairmont Miramar Hotel, Ocean Room, 101 Wilshire Boulevard, Santa Monica, CA 90401. For assistance with reservations or directions contact the Fairmont Miramar Hotel by calling 310-576-7777 or visit the following Web site,

http://www.fairmont.com/santamonica.

Maps and driving directions are available on the Web site:

http://www.fairmont.com/santamonica/MapAndDirections.htm.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 24, 2010

The undersigned holder of common stock of RadioShack Corporation hereby appoints Julian C. Day, Frank J. Belatti, Daniel R. Feehan, H. Eugene Lockhart and Edwina D. Woodbury, and each or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Shareholders of RadioShack Corporation at Santa Monica, California on May 24, 2010, or any resumption of the Annual Meeting after any adjournment or postponement thereof, as indicated on this proxy, and in their discretion on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on May 23, 2010.

THANK YOU FOR VOTING

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) IMPORTANT - This Proxy must be signed and dated on the reverse side.

0000063988_2        R2.09.05.010